EXHIBIT 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

between

Meadowlark Midstream Company, LLC,

as Seller

Tioga Midstream, LLC,

as Tioga

and

Hess Infrastructure Partners LP,

as Buyer

dated as of February 22, 2019

Table of Contents

Page

Article I
DEFINITIONS AND CONSTRUCTION

1.1Definitions2

1.2Rules of Construction13

Article II
PURCHASE AND SALE AND CLOSING

2.1Purchase and Sale14

2.2Purchase Price14

2.3Closing15

2.4Closing Deliveries by Seller to Buyer15

2.5Closing Deliveries by Buyer to Seller15

2.6Settlement Statements16

2.7Express Exclusion of Operations Services from the Purchase and Sale17

2.8Withholding18

Article III
REPRESENTATIONS AND WARRANTIES REGARDING TIOGA AND THE WATER GATHERING COMPANY

3.1Organization; Good Standing18

3.2Authority18

3.3Capitalization of Tioga and the Water Gathering Company19

3.4No Conflicts; Consents and Approvals19

3.5Compliance with Applicable Laws20

3.6Intellectual Property20

3.7Absence of Litigation21

3.8Real Property21

3.9Personal Property23

3.10Purchase Orders23

3.11Regulatory Status23

3.12Environmental Matters24

3.13Taxes24

3.14Contracts26

3.15Employees and Plans27

3.16Transactions with Affiliates27

3.17Broker’s Commissions27

3.18Records27

3.19Surety Bonds and Credit28

3.20No Bankruptcy28

3.21Financial Statements; No Undisclosed Material Liabilities; Indebtedness28

3.22Insurance29

3.23Bank Accounts29

3.24Imbalances29

3.25Preferential Purchase Rights29

i

3.26Unrelated Activities and Liabilities29

3.27Absence of Changes30

3.28Use of Proceeds30

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1Organization; Good Standing30

4.2Authority30

4.3Ownership of Equity Interests30

4.4No Conflicts; Consents and Approvals31

4.5Broker’s Commissions31

4.6No Bankruptcy31

4.7Legal Proceedings31

Article V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

5.1Organization; Good Standing31

5.2Authority32

5.3No Conflicts; Consents and Approvals32

5.4Legal Proceedings32

5.5Acquisition as Investment32

5.6Financial Resources33

5.7Opportunity for Independent Investigation33

5.8Broker’s Commissions34

5.9No Knowledge of Breach34

Article VI
COVENANTS

6.1Indebtedness; Distributions; Contributions.34

6.2Tax Matters35

6.3Public Announcements37

6.4Regulatory and Other Approvals37

6.5Resignation and Removal38

6.6Removal of Name38

6.7Termination of Agreements with Seller and Non-Company Affiliates38

6.8Replacement of Insurance38

6.9Further Assurances38

6.10Casualty Loss38

6.11Conduct of Business39

6.12No Shop42

6.13Reorganization Transactions42

6.14Employees43

6.15Financial Statements44

Article VII
BUYER’S CONDITIONS TO CLOSING

7.1Representations and Warranties44

7.2Performance44

7.3Officer’s Certificate44

7.4Orders and Laws45

7.5Closing Deliverables45

7.6Indebtedness; Distributions45

7.7Hydrocarbon PSA Closing45

7.8Side Letter45

Article VIII
SELLER’S CONDITIONS TO CLOSING

8.1Representations and Warranties45

8.2Performance45

8.3Officer’s Certificate45

8.4Orders and Laws45

8.5Closing Deliverables46

8.6Hydrocarbon PSA Closing46

8.7Side Letter46

Article IX
TERMINATION

9.1Right of Termination46

9.2Effect of Termination46

9.3Return of Documentation47

9.4Confidentiality47

Article X
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

10.1Survival of Representations, Warranties and Agreements48

10.2Indemnification of Buyer, Tioga and the Water Gathering Company by Seller48

10.3Indemnification of Seller by Buyer49

10.4Limitations49

10.5Claims Procedures50

10.6Waiver of Other Representations52

10.7Waiver of Remedies52

10.8Access to Information and Assets; Transition of Operations53

10.9Dispute Resolution and Arbitration54

10.10Arbitration Procedures55

10.11Losses56

10.12Tax Treatment56

10.13Express Negligence57

Article XI
MISCELLANEOUS

11.1Notices57

11.2Entire Agreement58

11.3Expenses58

11.4Disclosure59

11.5Waiver59

11.6Amendment59

11.7No Third Party Beneficiary59

11.8Assignment; Binding Effect59

11.9Invalid Provisions59

11.10Counterparts59

11.11Governing Law; Enforcement, Jury Trial Waiver60

11.12Specific Performance60

EXHIBITS:

Exhibit A–Company Assignment Agreement

Exhibit B–Water Gathering System

Exhibit C–Form of Release

Exhibit D-1–Form of Water Gathering Shared Easements Assignment

Exhibit D-2–Form of Water Gathering Specified Shared Easements Assignment

Exhibit D-3–Form of Water Gathering Only Assets Assignment

Exhibit E-1–Form of Hydrocarbon Gathering Shared Easements Assignment

Exhibit E-2–Form of Hydrocarbon Gathering Specified Shared Easements Assignment

Exhibit E-3–Form of Hydrocarbon Gathering Only Assets Assignment

Exhibit F–Form of Easement Agreement

SCHEDULES:

Schedule 1.1-NWC– Sample Net Working Capital Calculation

Schedule 1.1-CP–Water Contingency Payment

Schedule 1.1-FD–Financing Documents

Schedule 1.1-PL–Permitted Liens

Schedule 3.5–Compliance with Applicable Laws

Schedule 3.5-P–Water Permits

Schedule 3.6(b)–Water Intellectual Property

Schedule 3.7–Absence of Litigation

Schedule 3.8(a)–Water Owned Real Property

Schedule 3.8(b)–Water Real Property Leases

Schedule 3.8(c), Part 1 –Shared Easements

Schedule 3.8(c), Part 2 –Specified Shared Easements

Schedule 3.8(c), Part 3 –Water Gathering Only Easements

Schedule 3.8(d)–Obligations to Dispose of Water Gathering Real Property

Schedule 3.8(e)–Water Gathering System Gaps

Schedule 3.8(g)–Non-Company Owned Water Gathering Real Property

Schedule 3.9(a)–Certain Water Gathering Personal Property

Schedule 3.9(b)–Water Gathering Personal Property Projected Capital Maintenance

Schedule 3.10–Water Purchase Orders

Schedule 3.12–Environmental Matters

Schedule 3.13–Taxes

Schedule 3.14–Water Material Contracts

Schedule 3.16–Transactions with Affiliates

Schedule 3.19–Water Surety Bonds and Credit

Schedule 3.21–Indebtedness

Schedule 3.22–Insurance

Schedule 3.23–Bank Accounts; Powers of Attorney

Schedule 3.24–Water Imbalances

Schedule 3.25–Preferential Rights

Schedule 3.27–Absence of Change

Schedule 5.9–No Knowledge of Breach

Schedule 6.11–Conduct of Business

Schedule 6.14–Available Employees

v

Schedule 10.2(e)–Special Liabilities

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 22, 2019 (the “Execution Date”), is made and entered into by and among Meadowlark Midstream Company, LLC, a Delaware limited liability company (“Seller”), Tioga Midstream, LLC, a Delaware limited liability company (“Tioga”) and Hess Infrastructure Partners LP, a Delaware limited partnership (“Buyer”). Hess North Dakota Pipelines LLC, a Delaware limited liability company (“Hydrocarbon Buyer”), is also joining in the execution of this Agreement solely for purposes of acknowledging the provisions and limitations of Section 10.4(c) and for no other purpose (the Parties acknowledge that Hydrocarbon Buyer shall have no liability hereunder).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding Equity Interests (as defined below) in Tioga (the “Tioga Company Interests”), which holds assets comprising the Hydrocarbon Gathering Business (as defined below) and the Water Gathering Business (as defined below).

WHEREAS, Seller intends to cause Tioga to convey (and Tioga intends to convey), prior to Closing (as defined below), the Hydrocarbon Gathering Business and Tioga’s assets utilized therein (including the Hydrocarbon Gathering Assets (as defined below)) to Tioga Hydrocarbon Gathering Company, LLC, a Delaware limited liability company (the “Hydrocarbon Gathering Company”) in which Seller owns all of the issued and outstanding Hydrocarbon Company Interests (as defined below).

WHEREAS, Seller intends to cause Tioga to convey (and Tioga intends to convey), prior to Closing, the Water Gathering Business and Tioga’s assets utilized therein (including the Water Gathering Assets (as defined below)) to Tioga Water Gathering Company, LLC, a Delaware limited liability company (the “Water Gathering Company”) in which Seller owns all of the issued and outstanding Water Company Interests (as defined below).

WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of the Execution Date by and between Seller and Hydrocarbon Buyer (such agreement, as the same may be amended, supplemented and/or restated, the “Hydrocarbon PSA”), immediately prior to the consummation of the transactions contemplated hereby, Seller will sell all of the Hydrocarbon Company Interests to Hydrocarbon Buyer.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Water Company Interests and the Tioga Company Interests, on the terms and subject to the conditions set forth herein.

WHEREAS, Summit Midstream Partners, LP, an Affiliate of Seller, has executed concurrently with the execution of this Agreement a performance guarantee in favor of Buyer guaranteeing the performance and payment of Seller’s obligations under this Agreement, subject to the terms and conditions of such guarantee.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

1.1Definitions

.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the United States Securities Act of 1933 (codified at 15 U.S.C. §§ 77a et seq.).

“Accounting Referee” has the meaning given to it in Section 2.6(c).

“Acquired Company” means any of Tioga, the Hydrocarbon Gathering Company or the Water Gathering Company.

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person.  In this context “control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934) of the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity; provided, however, that for purposes of this Agreement and any other agreements and/or instruments entered into in connection herewith, (i) Buyer and its subsidiaries are not Affiliates of Seller and its other Affiliates and (ii) prior to and at the Closing, Tioga, the Hydrocarbon Gathering Company and the Water Gathering Company are each an Affiliate of Seller and after the Closing, the Hydrocarbon Gathering Company will be a subsidiary and an Affiliate of Hydrocarbon Buyer and each of Tioga and the Water Gathering Company will be a subsidiary and an Affiliate of Buyer and thus none of Tioga, the Hydrocarbon Gathering Company and the Water Gathering Company will be an Affiliate of Seller.

“Agreement” has the meaning given to it in the Preamble.

“Allocation Schedule” has the meaning given to it in Section 6.2(f).

“Asserted Liability” has the meaning given to it in Section 10.5(a).

“Assets” means, collectively, the Hydrocarbon Gathering Assets and the Water Gathering Assets and any other assets or liabilities owned by Tioga.  For the avoidance of doubt, the “Assets” do not include any Fiberspar inventory.

“Available Employees” shall mean those individuals listed on Schedule 6.14.

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Business” means, collectively, the Hydrocarbon Gathering Business and the Water Gathering Business.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or the State of Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the Preamble.

“Buyer Warranty Breach” has the meaning given to it in Section 10.3(a).

“Cash” means money or currency in a deposit account of Tioga and/or the Water Gathering Company at a financial institution, net of checks outstanding as of the time of determination.

“Casualty Loss” has the meaning given to it in Section 6.10.

“Change of Control Transaction” means (a) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of transactions, of all or substantially all of the properties or assets of Summit Midstream Partners, LP to a Person that is not an Affiliate of Energy Capital Partners II, LLC or (b) any transaction (including by way of merger or consolidation) the result of which is that any Person that is not an Affiliate of Energy Capital Partners II, LLC, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the common units (or other voting membership interest, as applicable) of any of the Summit Companies.

“Charter Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement and/or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation or Proceeding.

“Claims Notice” has the meaning given to it in Section 10.5(a).

“Closing” has the meaning given to it in Section 2.3.

“Closing Date” means the date on which Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Company Warranty Breach” has the meaning given to it in Section 10.2(a).

“Confidentiality Agreement” has the meaning given to it in Section 9.4.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Law.

“Contingency Payment” means the amounts payable pursuant to Schedule 1.1-CP with respect to the Water Gathering Assets.

“Contract” means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or arrangement, in each case, whether written or oral.

“Dispute” has the meaning given to it in Section 10.9(a).

“Dispute Notice” has the meaning given to it in Section 2.6(b).

“Due Diligence Information” has the meaning given to it in Section 5.7(b).

“Easement” means any easement, right-of-way, surface use agreement or similar interest burdening any Real Property.

“Effective Date” means 11:59 p.m. Prevailing Central Time on December 31, 2018.

“Effective Date Net Working Capital” means, as of the Effective Date, (a) the sum of (i) the product of (x) the sum of the current assets of Tioga (other than accounts receivable and Cash) plus Cash multiplied by (y) 31.8% plus (ii) the sum of the current accounts receivable of Tioga attributable to the Water Gathering Business less (b) the product of (i) the sum of the current liabilities of Tioga multiplied by (ii) 31.8%.  Notwithstanding anything in this Agreement to the contrary, the following items will be excluded from the calculation of Effective Date Net Working Capital: (A) any Income Tax assets and Income Tax liabilities, (B) any accounts payable related to capital expenditures, (C) any current deferred revenue, (D) any net change in deposits on property, plant and equipment for the period beginning April 16, 2014 and ending on the close of business on the Business Day immediately preceding the Effective Date, (E) any prepaid insurance premiums allocated to Tioga for the insurance listed on Schedule 3.22, (F) any prepaid rents or security deposits allocated to Tioga for office buildings, (G) any accrued obligations to pay bonuses of employees of the Summit Companies allocated to Tioga (but for the avoidance of doubt, the calculation of Effective Date Net Working Capital shall include 31.8% of the accrued obligations to pay expenses allocated to Tioga with respect to (I) salaries and benefits (other than bonuses) of field employees of the Summit Companies performing work for Tioga and (II) vehicles utilized by such employees, which expenses shall not exceed $135,000 per calendar month on a 100% basis) and (H) any Fiberspar inventory or liabilities or accounts payable associated therewith.  For illustrative purposes only, attached as Schedule 1.1-NWC is a sample calculation of Effective Date Net Working Capital prepared by Seller in good faith as of December 31, 2018.  In calculating Effective Date Net Working Capital, there shall be no allowances for doubtful accounts.

“Employee Offer Period” has the meaning given to it in Section 6.14.

“Environmental Law” means any and all federal, state and local Laws pertaining to protection of the environment or the release, discharge or disposal of Hazardous Material, as in effect on the date hereof, in any and all jurisdictions in which the Water Gathering System operates or is located, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, and comparable state and local counterparts.

“Environmental Permits” means any Permit issued pursuant to Environmental Laws.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” has the meaning given to it in the Preamble.

“Final Settlement Statement” has the meaning given to it in Section 2.6(b).

“Financial Statements” has the meaning given to it in Section 3.21(a).

“Financing Documents” means the agreements and instruments listed on Schedule 1.1-FD.

“Fundamental Representations” has the meaning given to it in Section 10.1.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any applicable federal, state, tribal or local governmental authority, agency, board, commission, council, court or official in the United States.

“Hazardous Material” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law.

“Hydrocarbon Buyer” has the meaning given to it in the Preamble.

“Hydrocarbon Company Interests” means 100% of the Equity Interests in the Hydrocarbon Gathering Company.

“Hydrocarbon Gathering Assets” has the meaning given to such term in the Hydrocarbon PSA.

“Hydrocarbon Gathering Business” has the meaning given to such term in the Hydrocarbon PSA.

“Hydrocarbon Gathering Company” has the meaning given to it in the Recitals.

“Hydrocarbon Gathering Real Property” has the meaning given to such term in the Hydrocarbon PSA.

“Hydrocarbon PSA” has the meaning given to it in the Recitals.

“Income Taxes” means all income, gross or modified gross receipts (including the Texas franchise Tax), capital gains and similar Taxes.

“Indebtedness” means, with respect to any Person, at any date, without duplication, and, in each case, other than with respect to the Hydrocarbon Gathering Business, (a) all obligations of such Person for (i) borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured or (ii) with respect to deposits or advances of any kind (other than any such deposits and advances of any Person relating to the purchase of products or services from Tioga (and, as of Closing, the Water Gathering Company) in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, and (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP.

“Intellectual Property Rights” means all material rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks, brand names and trade names; (b) patents; (c) copyrights; (d) internet domain names; (e) trade secrets and other proprietary and confidential information and (f) any registrations or applications for registration for any of the foregoing.

“Interim Financial Statements” has the meaning given to it in Section 3.21(a).

“Knowledge” when used (a) in a particular representation or warranty in this Agreement with respect to Tioga, the Water Gathering Company or Seller, means the actual knowledge (as opposed to any constructive or imputed knowledge) of any of Steve Newby, Louise Matthews, Brad Graves, Kim Ward, Mike Smith, Ryan Simmons, Brock Degeyter, Megan Davis, Leonard Mallett, Collin Ellis, Greg Haneiko, Rick Smith, Zak Covar, Marc Stratton, Bill Mault, Blake Motley or David Kimsey, and (b) with respect to Buyer, means the actual knowledge (as opposed to any constructive or imputed knowledge) of any of Michael Frailey, Chad Newton, Vicki Valentine, Dave Schmidt, Steve Maddison or Jerry Tamborski.

“Laws” means all laws, statutes, rules, regulations, ordinances, court or other orders of a Governmental Authority, and other pronouncements having the effect of law of any Governmental Authority.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, encumbrance, option, warranty, purchase right, lease or other similar burden or property interest.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment); provided, however, that any claim for Loss under the indemnities in Article X shall be subject to Section 10.11.  For all purposes in this Agreement, the term “Losses” shall not include any Non-Reimbursable Damages.

“Material Adverse Effect” means any change, event, development or occurrence that, individually or in the aggregate with all other changes, events, developments and occurrences, is materially adverse to the business, operations, Water Gathering Assets, liabilities or financial condition of Tioga (with respect to the Water Gathering Business and any other business of Tioga other than the Hydrocarbon Gathering Business) or the Water Gathering Company but excluding any of the foregoing resulting from (i) general economic conditions, (ii) changes or conditions generally affecting the U.S. economy or financial or capital markets or the oil and gas industry (including changes in commodity prices, general market prices, or costs of performing services or regulatory changes), (iii) changes in Laws, GAAP or regulatory accounting requirements or interpretations thereof, (iv) acts of war, insurrection, sabotage or terrorism, or the outbreak of hostilities or trade disputes involving the United States, (v) the occurrence of any natural disasters, (vi) execution of this Agreement and the announcement thereof, (vii) any act or omission by Tioga, the Hydrocarbon Gathering Company or the Water Gathering Company (A) expressly prescribed under this Agreement or the Hydrocarbon PSA, as applicable or (B) taken with the prior written consent of Buyer or Hydrocarbon Buyer, as applicable (excluding, in each case, however, any unintended consequences resulting from such acts or omissions) or taken at the prior express written request of Buyer or Hydrocarbon Buyer, as applicable, following the execution of this Agreement, (viii) any failure by Tioga (with respect to the Water Gathering Business) or the Water Gathering Company to meet any budgets, projections, forecasts or predictions of financial performance for any period (without limiting the underlying event that caused such failure from being a Material Adverse Effect if it satisfies the definition hereof), or (ix) any act of Buyer in connection with the exercise of its rights under Section 10.8 or any breach by Buyer or any of its Affiliates of a Water Gathering Material Contract or a Contract that constitutes a Hydrocarbon Gathering Material Contract under the Hydrocarbon PSA, except to the extent any of the changes, events, circumstances, developments or occurrences referred to in any of clause (iv) or (v) above disproportionately impact Tioga (with respect to the Water Gathering Business and any other business of Tioga other than the Hydrocarbon Gathering Business) or the Water Gathering Company as compared to other companies in the industries and geographical area in which Tioga and the Water Gathering Company operate.

“No Shop Period” has the meaning given to it in Section 6.12.

“Non-Company Affiliate” means any Affiliate of Seller, except for Tioga, the Hydrocarbon Gathering Company and the Water Gathering Company.

“Non-Income Taxes” means any Taxes imposed on Tioga or the Water Gathering Company other than (i) Income Taxes and (ii) Taxes described in Section 6.2(c).

“Non-Reimbursable Damages” has the meaning given to it in Section 10.7(b).

“Operations Services” has the meaning given to it in Section 2.7.

“Outside Date” has the meaning given to it in Section 9.1(b).

“Parties” means each of Buyer, Tioga and Seller.

“Permits” means all permits, licenses or authorizations from any Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent, (b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (c) any other imperfection or irregularity of title or other Lien that would not reasonably be expected to materially and adversely interfere with the conduct of the Business, (d) zoning, planning and other similar limitations and restrictions (in each case) to the extent the same does not materially and adversely interfere with the conduct of the Business and all rights of any Governmental Authority to regulate a property, (e) the terms and conditions of the Permits or the Contracts of Tioga related to the Water Gathering Business (and, as of Closing, the Water Gathering Company) (in each case) to the extent the same does not materially and adversely interfere with the conduct of the Business, (f) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (g) any Lien to be released on or prior to Closing, including any Lien pursuant to the Financing Documents and (h) the other matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Plan” means, whether written or oral, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) and any and all employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity-based compensation, stock purchase, stock appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave or other similar agreements, plans, programs, policies, understandings or arrangements.

“Pre-Closing Period” means, with respect to Income Taxes, any Tax period (or portion thereof) ending on or before the Closing Date.

“Pre-Effective Date Period” means, with respect to Non-Income Taxes, any Tax period (or portion thereof) ending on or before the Effective Date.

“Preliminary Settlement Statement” has the meaning given to it in Section 2.6(a).

“Proceeding” means any complaint, lawsuit, action, suit or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Prudent Industry Practices” means generally accepted standards of care and diligence, practices, methods, and acts in the water gathering business for similar facilities located in the United States, which is not intended to be limited to the optimum standard, practice, method or act but rather to a spectrum of possible standards, practices, methods or acts.

“Purchase Price” has the meaning given to it in Section 2.2.

“Real Property” means real property owned in fee or leased, used or held for use by a Person.

“Records” has the meaning given to it in Section 10.8(a).

“Release” means any release, spill, emission, leaking, pumping, injection, disposal or discharge of any Hazardous Materials into the environment, to the extent prohibited under, or not in compliance with, applicable Environmental Laws.

“Reorganization Documents” means any agreement or other document to be executed and delivered by any Party hereto, the Hydrocarbon Gathering Company and/or the Water Gathering Company in connection with the Reorganization Transactions.

“Reorganization Transactions” has the meaning given to it in Section 6.13.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Rules” has the meaning given to it in Section 10.10(a).

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“SEC” has the meaning given to it in Section 6.15.

“Seller” has the meaning given to it in the Preamble.

“Seller Group” means Seller and any of its Affiliates.

“Seller Tax Returns” has the meaning given to it in Section 6.2(a)(ii).

“Seller Taxes” means any and all (a) Income Taxes imposed on Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company or for which Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company may otherwise be liable for any Pre-Closing Period, (b) Non-Income Taxes imposed on Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company or for which Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company may otherwise be liable for any Pre-Effective Date Period, (c) Taxes of any Consolidated Group (or any member thereof, other than Tioga, the Hydrocarbon Gathering Company or the Water Gathering Company) of which Tioga or the Water Gathering Company (or any predecessor thereof) is or was a member prior to the Closing Date, or (d) Taxes (other than Transfer Taxes and the Taxes described in clause (a), (b) or (c)) imposed by any applicable Laws on Seller or its Affiliates (other than Tioga, the Hydrocarbon Gathering Company or the Water Gathering Company) for any Tax period; provided that no such Tax will constitute a Seller Tax to the extent such Tax was included as a current liability in the final determination of Effective Date Net Working Capital.

“Seller Warranty Breach” has the meaning given to it in Section 10.2(b).

“Side Letter” means that certain letter agreement, dated as of even date herewith, by and among Hess Bakken Investments II, LLC, Hess Corporation and Tioga.

“Special Liabilities” means those matters set forth on Schedule 10.2(e).

“Summit Companies” means Seller, Summit Midstream Partners, LP, Summit Midstream Holdings, LLC, Summit Midstream GP, LLC, Summit Midstream OpCo LLC, Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LLC.

“Taxes” means (a) all taxes, charges, fees, imposts, levies or other assessments in the nature of a tax, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, registration, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, and including any interest or penalty imposed with respect thereto, whether disputed or not and (b) any liability in respect of any item described in clause (a), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law or otherwise.

“Tax Claim” means any action, suit, arbitration, investigation, inquiry, hearing, request for information or filing, audit, examination, claim, demand, dispute, assessment, proposed adjustment or proceeding (whether administrative, regulatory or otherwise, or whether oral or in writing) with respect to Taxes or any Tax Returns of Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company.

“Tax Return” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule attached thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Third Party Acquisition” has the meaning given to it in Section 6.12.

“Tioga” has the meaning given to it in the Preamble.

“Tioga Company Interests” has the meaning given to it in the Recitals.

“Tioga LLC Agreement” means the Limited Liability Company Agreement of Tioga dated as of April 16, 2014, as amended by that certain Amendment No. 1 to the Limited Liability Agreement of Tioga dated as of August 4, 2017.

“Transaction Documents” means this Agreement and any agreement or other document to be delivered pursuant to this Agreement by any Party hereto or any of its Affiliates, but specifically excluding any Reorganization Documents.

“Transfer Taxes” has the meaning given to it in Section 6.2(c).

“Transferred Employee” has the meaning given to it in Section 6.14.

“Warranty Breach” means any Buyer Warranty Breach, Company Warranty Breach, or Seller Warranty Breach.

“Water Company Interests” means 100% of the Equity Interests in the Water Gathering Company.

“Water Gathering Assets” means all of Tioga’s assets necessary for the ownership and operation of the Water Gathering Business, including:

(i)	the Water Gathering System;
(ii)	the Water Gathering Easements;
(iii)	the Water Gathering Real Property;
(iv)	the Water Gathering Personal Property;
(v)	the Water Gathering Permits;
(vi)	the Water Gathering Contracts;
(vii)	the Intellectual Property Rights (insofar as they relate to the Water Gathering Business); and
(viii)	the Records (insofar as they relate to the Water Gathering Business).

“Water Gathering Business” means the ownership and operation of the Water Gathering System and other activities conducted by Tioga and/or the Water Gathering Company that are in support thereof or incidental thereto.

“Water Gathering Company” has the meaning given to it in the Recitals.

“Water Gathering Company LLC Agreement” means the Limited Liability Company Agreement of the Water Gathering Company dated as of February 19, 2019.

“Water Gathering Contracts” means the Contracts to which Tioga or the Water Gathering Company is a party or is bound insofar as relating to the Water Gathering Business, including the Water Gathering Material Contracts.

“Water Gathering Easements” means (a) insofar as the same are also utilized with respect to the Hydrocarbon Gathering Assets, concurrent rights in and to (i) all of the Easements listed on Schedule 3.8(c), Part 1 and Schedule 3.8(c), Part 2 and (ii) all other Easements associated with the Water Gathering System and (b) insofar as not covered under clause (a), (i) all of the Easements listed on Schedule 3.8(c), Part 3 and (ii) all other Easements associated with the Water Gathering System.

“Water Gathering Material Contracts” has the meaning given to it in Section 3.14(a).

“Water Gathering Permits” means all Permits necessary for the ownership or operation of the Water Gathering System or other Water Gathering Assets.

“Water Gathering Personal Property” means all property listed on Schedule 3.9(a), as well as all other equipment, machinery, fixtures and other personal property, operational or nonoperational, whether owned or leased, in each case, used or held for use in connection with the Water Gathering Business.

“Water Gathering Real Property” means (a) insofar as the same are also utilized with respect to the Hydrocarbon Gathering Assets, (i) concurrent rights in and to all of the Real Property listed on Schedule 3.8(a) or Schedule 3.8(b) and (ii) all other Real Property associated with the Water Gathering Business and (b) insofar as not covered under clause (a), (i) all of the Real Property listed on Schedule 3.8(a) or Schedule 3.8(b) and (ii) all other Real Property associated with the Water Gathering Business.

“Water Gathering System” means the facilities depicted on Exhibit B, including a produced water gathering system comprised of approximately 83 miles of pipeline and its associated LACTs, meters, pumps, valves, fittings, equipment, personal property and related facilities and appurtenances located downstream of the point of entry, which is the upstream side of the furthest upstream pipe or equipment used for transporting produced water that is owned by Tioga prior to the Reorganization Transactions and by the Water Gathering Company after the Reorganization Transactions.

“Willful Breach” means, with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article VII or Article VIII, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).

“Willful Misconduct” means (a) an intentional or deliberate act or omission, the results of which are materially detrimental to the interest of another Person and which causes injury or death to such Person or damage to property or the environment, in each case, in any material respect, or (b) an intentional act or omission done with knowledge of a situation creating a peril and with a wanton or reckless disregard or indifference to the consequences of such act and with the knowledge that such act is reasonably likely to result in injury or death to a Person or damage to property or the environment, in each case, in any material respect.

“Year End Financial Statements” has the meaning given to it in Section 3.21(a).

1.2Rules of Construction

.

(a)The exhibits and Schedules attached to this Agreement constitute a part of this Agreement for all purposes.  All article, section, subsection and exhibit references used in this Agreement are to articles, sections, subsections and exhibits to this Agreement unless otherwise specified.

(b)The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.  The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

(d)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)Any reference herein to any Law, statute, rule or regulation shall be construed as referring to such Law, statute, rule or regulation as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g)Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II
PURCHASE AND SALE AND CLOSING

2.1Purchase and Sale

.  On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell and to convey to Buyer, at Closing, immediately following the consummation of the transactions under the Hydrocarbon PSA, the Water Company Interests and the Tioga Company Interests, in each case free and clear of all Liens other than those under state or federal securities Laws and the Water Gathering Company LLC Agreement or the Tioga LLC Agreement, as applicable.

2.2Purchase Price

.  The purchase price for the purchase and sale of the Water Company Interests and the Tioga Company Interests is equal to the sum of the following (the “Purchase Price”) (the following adjustments to be made without duplication, both with respect to this Agreement and the Hydrocarbon PSA):

(a)$28,618,000 (the “Base Purchase Price”);

(b)plus the Contingency Payment, if applicable, when and if due;

(c)plus (if positive) or minus (if negative) the amount of Effective Date Net Working Capital;

(d)minus the product of (i) any amounts paid or distributed by Tioga to or on behalf of Seller or any of its Affiliates (other than an Acquired Company) from and after the Effective Date and prior to Closing (other than the product of (A) payments in respect of Tioga’s allocated share of expenses with respect to (1) the salaries and benefits of field employees of the Summit Companies performing work for Tioga and (2) vehicles utilized by such employees multiplied by (B) 31.8%) multiplied by (ii) 31.8%;

(e)minus any amounts paid or distributed by Water Gathering Company to or on behalf of Seller or any of its Affiliates (other than an Acquired Company) from and after the Effective Date and prior to Closing; and

(f)plus the sum of (i) any amounts paid or contributed (in compliance with the provisions of Section 6.1(d)) to Tioga by or on behalf of Seller or any of its Affiliates (other than an Acquired Company) from and after the Effective Date and prior to Closing that were spent by Tioga prior to Closing for expenses solely attributable to the Water Gathering Business and (ii) the product of (A) any amounts paid or contributed (in compliance with the provisions of Section 6.1(d)) to Tioga by or on behalf of Seller or any of its Affiliates (other than an Acquired Company)

from and after the Effective Date and prior to Closing (other than amounts described in clause (i) of this clause (f)) multiplied by (B) 31.8%.

2.3Closing

.  The consummation of the purchase and sale, immediately following the consummation of the transactions under the Hydrocarbon PSA, of the Water Company Interests and the Tioga Company Interests (the “Closing”) shall take place at the offices of Summit Midstream Partners, LLC, 5910 N. Central Expressway, Suite 350, Dallas, Texas 75206 at 10:00 A.M. local time, on March 22, 2019, or on such other date and at such other time and place as Buyer and Seller mutually agree.  All actions listed in Section 2.4 or Section 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The consummation of the transactions contemplated by the Hydrocarbon PSA, if they occur, shall be deemed to have occurred immediately before the Closing under this Agreement, if the Closing occurs.  If the Closing occurs, there shall be deemed to be, as of the Closing Date, an account payable of Tioga to the Water Gathering Company in an amount equal to the product of (i) 31.8% multiplied by (ii) the remainder of (A) the Cash then held by Tioga less (B) the aggregate current liabilities of Tioga as of Closing.

2.4Closing Deliveries by Seller to Buyer

.  At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a)a counterpart duly executed by Seller of an assignment of the Tioga Company Interests and the Water Company Interests (the “Company Assignment Agreement”) in the form attached hereto as Exhibit A evidencing the assignment and transfer to Buyer of the Tioga Company Interests and the Water Company Interests;

(b)an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);

(c)for each then-current officer, manager or director of the Water Gathering Company, a release and waiver in the form attached hereto as Exhibit C, duly executed by the Water Gathering Company, on the one hand, and each such Person, on the other hand;

(d)for each then-current officer, manager or director of Tioga, a release and waiver in the form attached hereto as Exhibit C, duly executed by Tioga, on the one hand, and each such Person, on the other hand;

(e)for each then-current individual officer, manager or director of Tioga or the Water Gathering Company, a written letter of resignation of each such Person in his or her capacity as such, duly executed by each such Person and effective immediately following the Closing; and

(f) for all bank accounts and powers of attorney listed on Schedule 3.23, written evidence of the removal of all then-current signatories, in his or her capacity as such and effective immediately following the Closing.

2.5Closing Deliveries by Buyer to Seller

.  At the Closing, Buyer shall deliver the following:

(a)a wire transfer or transfers of immediately available funds (to such account or accounts of Seller as Seller shall have notified Buyer of in writing at least two Business Days prior to the Closing Date) in an amount or amounts in the aggregate equal to the Purchase Price; and

(b)to Seller a counterpart duly executed by Buyer of the Company Assignment Agreement.

2.6Settlement Statements

.

(a)Seller, Tioga and Buyer shall cooperate and provide each other access, including through electronic means, to Seller’s, Tioga’s and the Water Gathering Company’s respective books and records as are reasonably requested in connection with the matters addressed in this Section 2.6.  No later than five (5) Business Days prior to Closing, Seller shall prepare and provide Buyer with Seller’s good faith estimate of the Purchase Price reflecting each proposed adjustment to be made to the Base Purchase Price in accordance with Section 2.2 as of the date of preparation (the “Preliminary Settlement Statement”), together with the designation of Seller’s accounts for the wire transfers of funds.  Seller shall supply to Buyer reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller, and a brief explanation of any such adjustments and the reasons therefor.  Within two (2) Business Days of receipt of the draft Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation thereof that Buyer proposes to be made to such estimated amounts.  Such estimated amounts, as agreed by the Parties, will be used to adjust the Base Purchase Price at Closing; provided that if the Parties do not agree upon either of such estimated amounts, then the amount of such estimated amount used to adjust the Base Purchase Price at Closing shall be that estimated amount set forth in good faith and initially delivered by Seller to Buyer pursuant to this Section 2.6(a).

(b)Within 45 days after Closing, Seller shall provide Buyer with its good faith final calculation of the actual amounts for each of the estimated amounts required by Section 2.6(a) (the “Final Settlement Statement”), based on actual adjustments to the Base Purchase Price (other than adjustments pursuant to Section 2.2(b)) and that takes into account all final adjustments made to the Base Purchase Price in accordance with Section 2.2 and shows the resulting final Purchase Price (excluding adjustments pursuant to Section 2.2(b)).  If Buyer disagrees with any of the calculations provided by Seller pursuant to the Final Settlement Statement, then it shall provide Seller with written notice thereof (a “Dispute Notice”) within 30 days after receiving written notice thereof and shall include reasonable detail regarding such specific objections.  Any changes not specified in the Dispute Notice shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall be deemed agreed to by the Parties. If Buyer fails to timely deliver a Dispute Notice to Seller, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 2.6(c), be final and binding on the Parties and not subject to further audit or arbitration.  If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the final Purchase Price (other than adjustments pursuant to Section 2.2(b)) shall, without limiting Section 2.6(c), be final and binding on the Parties hereto.

(c)If Buyer and Seller working in good faith are unable to agree on such disputed items on or prior to the 90th day following the Closing Date, then either Party may refer such dispute to Grant Thornton LLP or, if that firm declines to act as provided in this Section 2.6(c), another firm of independent public accountants, mutually acceptable to Buyer and Seller (the “Accounting Referee”), which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution.  Such Accounting Referee handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. Each of Buyer and Seller shall bear and pay one-half of the fees and other costs charged by such accounting firm. If Buyer does not submit its objection to such disputed items to the Accounting Referee on or prior to the 30th day following the date on which the Accounting Referee is finally selected, then Seller’s calculations as to such disputed items shall become final and binding upon the Parties for all purposes hereunder.

(d)Once the final Purchase Price (other than adjustments pursuant to Section 2.2(b)) has been agreed (or deemed agreed) upon by the Parties pursuant to this Section 2.6 or determined by the Accounting Referee pursuant to Section 2.6(c), as applicable, then, if such final Purchase Price is (i) more than the Purchase Price set forth in the Preliminary Settlement Statement, Buyer shall pay to a bank account in the United States designated by Seller by notice to Buyer the amount of such difference or (ii) less than the Purchase Price set forth in the Preliminary Settlement Statement, Seller shall pay to a bank account in the United States designated by Buyer by notice to Seller the amount of such difference, in each case, by wire transfer in immediately available funds no later than the fifth Business Day (or if later, the third Business Day after the Party to receive funds notifies the Party to pay funds of the account) after the date such final Purchase Price is agreed, or deemed agreed, pursuant to this Section 2.6.

2.7Express Exclusion of Operations Services from the Purchase and Sale

.  The Water Gathering Company utilizes, and the Water Gathering Business is currently dependent upon, certain support services regarding scheduling and distribution, accounting, commercial, contract administration, asset management, engineering and project management, information technology, environmental, health and safety, regulatory, land management, human resources, legal, permitting, procurement, tax, technical and administration and related software that are owned and administered by the Summit Companies (including gas and liquids monitoring and leak detection programs, processes and programs for gas and liquids measurement, allocation, settlement and distribution of monthly statements to producers, collection and disbursement of applicable Taxes, supervisory control and data acquisition, the use of vehicles by employees of the Summit Companies performing operating services, and various management systems for maintaining and monitoring compliance with applicable regulatory requirements and contractual obligations (collectively, the “Operations Services”)) that have been implemented in connection with Summit Midstream Partners, LLC’s enterprise-wide management program for midstream operations.  To the extent that the Operations Services use assets and involve personnel that will be retained by Seller or the Summit Companies, such assets and personnel (other than the vehicles) are not physically located on any Water Gathering Real Property, Water Gathering Personal Property, Water Gathering Easement or the Water Gathering System.  The Operations Services are proprietary, and non-transferable; therefore, it is expressly agreed and acknowledged that Buyer is not receiving the Operations Services in connection with this Agreement and Buyer will rely solely upon its own enterprise-wide management program for accounting, contract administration, information technology, environmental, health and safety, land management and administration support services and software.  Notwithstanding the foregoing, Buyer shall receive all the tangible hardware, communications, networking and measurement instrumentation and equipment associated with the Water  Gathering Business operations conducted in the field.

2.8Withholding

.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, Buyer shall provide at least five Business Days’ written notice to Seller if Buyer intends to withhold any amounts under this Section 2.8 and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding.  To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING TIOGA AND THE WATER GATHERING COMPANY

Seller hereby represents and warrants to Buyer as of the date hereof, and if the Closing occurs, as of the Closing (or, if a representation and warranty speaks as of an earlier date, then made at the Closing as of such earlier date), as follows:

3.1Organization; Good Standing

.

(a)Each of Tioga and the Water Gathering Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own its properties and conduct the Water Gathering Business as it is now being conducted.  Each of Tioga and the Water Gathering Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of the Water Gathering Assets makes such qualification or licensing necessary.

(b)True and complete copies of the Charter Documents of Tioga and the Water Gathering Company and all amendments thereto have been furnished to Buyer.

3.2Authority

.  Each of Tioga and the Water Gathering Company has the requisite power and authority to execute and deliver the Transaction Documents and the Reorganization Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by each of Tioga and the Water Gathering Company of the Transaction Documents and the Reorganization Documents to which it is a party, and the performance by each of Tioga and the Water Gathering Company of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company action.  Each of the Transaction Documents and the Reorganization Documents to which Tioga or the Water Gathering Company is a party, when executed by Tioga or the Water Gathering

Company as required hereunder, will be duly and validly executed and delivered by Tioga or the Water Gathering Company and each of the Transaction Documents will constitute (when so executed and delivered) the legal, valid and binding obligation of Tioga or the Water Gathering Company, as applicable, enforceable against Tioga or the Water Gathering Company in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3Capitalization of Tioga and the Water Gathering Company

.

(a)Except for the Tioga Company Interests and the Water Company Interests, none of the following are issued, reserved for issuance or outstanding:

(i)Equity Interests of Tioga or the Water Gathering Company;

(ii)interests of Tioga or the Water Gathering Company convertible into, or exchangeable or exercisable for Equity Interests of Tioga or the Water Gathering Company; or

(iii)options, warrants, calls, rights, commitments or Contracts to which Tioga or the Water Gathering Company is a party or by which it is bound, in any case obligating Tioga or the Water Gathering Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, Equity Interests of Tioga or the Water Gathering Company, or obligating Tioga or the Water Gathering Company to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

(b)The Tioga Company Interests and the Water Company Interests are duly authorized, validly issued, fully paid (to the extent required by the Tioga LLC Agreement or the Water Gathering Company LLC Agreement, as applicable) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

(c)There are no outstanding bonds, debentures, notes or other instruments or evidence of Indebtedness of Tioga or the Water Gathering Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote).

(d)Neither Tioga nor the Water Gathering Company has had, and neither currently has, any subsidiaries and has never owned Equity Interests in any Person.

3.4No Conflicts; Consents and Approvals

.  The execution and delivery by each of Tioga and the Water Gathering Company of each of the Transaction Documents to which it is a party, and the performance by such Person of its obligations thereunder, do not:

(a)violate or result in a breach of such Person’s Charter Documents;

(b)violate or result in a default (in each case) in any material respect under any Water Gathering Material Contract or other material Contract to which it is a party (other than Contracts relating to the Hydrocarbon Gathering Business);

(c)violate or result in a breach of any Law applicable to such Person, except for such violations or breaches as would not be material; or

(d)require any consent or approval of any Person, including any Governmental Authority.

3.5Compliance with Applicable Laws

.  Except as set forth on Schedule 3.5, (a) since April 16, 2014, Tioga has been (and Tioga and, as of Closing, the Water Gathering Company are) in compliance in all material respects with all Laws (and neither it or any of its Affiliates has received any written or, to the Knowledge of Seller, oral notice of violation with respect to any Laws) applicable to any of the Water Gathering Business or any other business of Tioga (other than the Hydrocarbon Gathering Business), (b) Tioga (or, as of Closing, the Water Gathering Company) holds all material Permits necessary for the lawful conduct of the Water Gathering Business and, to the Knowledge of Seller, a complete list of all such Permits is set forth on Schedule 3.5-P and (c) Tioga (or, as of Closing, the Water Gathering Company) is in compliance in all material respect with such Permits; provided, however, that this Section 3.5 does not address Environmental Laws, which are exclusively addressed by Section 3.4, Section 3.7, Section 3.8, Section 3.9, Section 3.10, Section 3.12, Section 3.14, Section 3.18, Section 3.19, Section 3.21, Section 3.22, Section 3.26 and Section 3.27, or employee matters, which are exclusively addressed by Section 3.3, Section 3.4, Section 3.6, Section 3.7, Section 3.10, Section 3.14, Section 3.15, Section 3.16, Section 3.23, Section 3.26 and Section 3.27.

3.6Intellectual Property

.

(a)No material registrations or applications for registration are included in any Intellectual Property Rights held by Tioga (or, as of the Closing, the Water Gathering Company) relating to the Water Gathering Business or any other business of Tioga (other than the Hydrocarbon Gathering Business).  To the Knowledge of Seller and subject to Section 2.7, Tioga (or, as of the Closing, the Water Gathering Company) owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property Rights necessary to conduct the Water Gathering Business as currently conducted.

(b)Schedule 3.6(b) sets forth a list of all agreements (excluding licenses for commercially available, “off-the-shelf” software with annual fees of less than $75,000) pursuant to which any Intellectual Property Right is licensed to Tioga relating to the Water Gathering Business or any other business of Tioga (other than the Hydrocarbon Gathering Business).

(c)To the Knowledge of Seller, the conduct of the Water Gathering Business or any other business of Tioga (other than the Hydrocarbon Gathering Business) as currently conducted has not infringed or misappropriated any Intellectual Property Right of any non-Affiliate third party in any material respect.

(d)The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of Tioga or the Water Gathering Company to own,

use, practice or exploit any Intellectual Property Rights held by or licensed to Tioga (or, as of Closing, the Water Gathering Company) with respect to the Water Gathering Business (excluding licenses for commercially available, “off-the-shelf” software).

3.7Absence of Litigation

.  Except as set forth on Schedule 3.7, there is no Claim or Proceeding (1) pending by or against Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company by or before any arbitrator or Governmental Authority, nor are there any investigations relating to Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company or the Water Gathering Business pending by or before any arbitrator or any Governmental Authority, or (2) to the Knowledge of Seller, threatened against Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company or with respect to the Water Gathering Business or any of the Water Gathering Assets (or any other business of Tioga (other than the Hydrocarbon Gathering Business)) by or before any arbitrator or Governmental Authority, nor are there any material investigations relating to Tioga (other than with respect to the Hydrocarbon Gathering Business), the Water Gathering Company, the Water Gathering Business or any Water Gathering Assets (or any other business of Tioga (other than the Hydrocarbon Gathering Business)) threatened by or before any arbitrator or any Governmental Authority that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to Tioga’s or the Water Gathering Company’s business or operations) to involve amounts of $100,000 or more in value.

3.8Real Property

.

(a)Set forth on Schedule 3.8(a) is a true and complete list of each parcel of Real Property owned in fee title by Tioga (and, as of Closing, the Water Gathering Company) with respect to the Water Gathering Business, other than the Real Property underlying the Goliath Station described in Schedule 3.8(a) of the Hydrocarbon PSA.  Tioga has provided Buyer with true and complete copies of the conveyance documents to Tioga and to the Water Gathering Company for each such parcel of Real Property owned in fee, including the legal description for each such parcel of Real Property owned in fee.  Tioga (and, as of Closing and following the proper recordation of the applicable conveyance instruments executed in connection with the Reorganization Transactions, the Water Gathering Company) has good and indefeasible fee title to all Real Property listed on such Schedule, free and clear of all Liens, except for Permitted Liens and those Liens set forth expressly identified as Liens and set forth on such Schedule.

(b)Set forth on Schedule 3.8(b) is a true and complete list of all leases pursuant to which Tioga (and, as of Closing, the Water Gathering Company) is granted a right to use or occupy all or any portion of Real Property relating to Water Gathering Business.  Tioga has provided Buyer with true and complete copies of such leases and any amendments thereto.  Each lease set forth on such Schedule is a legal, valid and binding obligation of Tioga (or, as of Closing, the Water Gathering Company), and, to the Knowledge of Seller, the other Person(s) a party thereto.  Except as expressly set forth on such Schedule, (i) Tioga (or, as of Closing, the Water Gathering Company) is not in default in any material respect under any lease set forth on such Schedule, (ii) to the Knowledge of Seller, no landlord is in default in any material respect under any lease set forth on such Schedule, (iii) no event has occurred which constitutes a default in any material respect or, with lapse of time or giving of notice or both, would constitute a default in any material respect under any of the leases set forth on such Schedule and (iv) the leasehold interest in each such lease set forth on such Schedule is held by Tioga (or, as of Closing, the Water Gathering Company) free and clear of all Liens except for the Permitted Liens and the terms of such lease.

(c)Set forth on Schedule 3.8(c), Part 1, Schedule 3.8(c), Part 2 and Schedule 3.8(c), Part 3 is a true and complete list of all Water Gathering Easements that are material or necessary to the operation and conduct of the Water Gathering Business.  Tioga has provided Buyer with true and complete copies of the documents creating such Easements, and any amendments thereto.  Each Easement set forth on such Schedules is a legal, valid and binding obligation of Tioga (or, as of Closing, the Water Gathering Company), and, to the Knowledge of Seller, the other Person(s) a party thereto.  Except as set expressly forth on such Schedules, and excluding any matter that may arise as a result of or in connection with the execution of the Reorganization Documents, (i) Tioga (or, as of Closing, the Water Gathering Company) is not in default in any material respect under any Easement set forth on any of such Schedules, (ii) to the Knowledge of Seller, no owner of the Real Property burdened by any Easement set forth on any of such Schedules is in default in any material respect under any such Easement, (iii) no event has occurred which constitutes a default in any material respect or, with lapse of time or giving of notice or both, would constitute a default in any material respect under any of the Easements set forth on any of such Schedules, and (iv) Tioga’s (or, as of Closing, the Water Gathering Company’s) interest in any such Easement set forth on any of such Schedules is held by Tioga (or, as of Closing, the Water Gathering Company) free and clear of all Liens except for the Permitted Liens and the terms of such Easement.

(d)Except as set forth on Schedule 3.8(d), neither Tioga nor the Water Gathering Company is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property relating to the Water Gathering Business, or any interest therein.

(e)Except as set forth on Schedule 3.8(e), the Easements granted to Tioga (or, as of Closing, the Water Gathering Company) that cover the Water Gathering System, together with any Water Gathering Real Property related to the Water Gathering System, establish a continuous right of way for the Water Gathering System, and the Water Gathering System and the buildings and improvements used in connection therewith are located entirely on Real Property held by Tioga (or, as of Closing, the Water Gathering Company) in connection with the Water Gathering Business, in each case, in all material respects.

(f)No member of the Seller Group has received any written notice of any eminent domain Proceeding or taking, nor, to the Knowledge of Seller, is any such Proceeding or taking contemplated with respect to all or any material portion of the Water Gathering Real Property.

(g)Except as set forth on Schedule 3.8(g), no member of the Seller Group other than Tioga or the Water Gathering Company owns or leases any real property or Easements that constitutes part of the Water Gathering Business or that is necessary in connection with the ownership or operation thereof.

(h)Other than the assets associated with the Operations Services, the Water Gathering Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the Water Gathering Business as currently operated.

(i)None of the assets retained by Seller or the Summit Companies as part of the Operations Services (other than the vehicles) are physically located on any Water Gathering Real Property, Water Gathering Personal Property, Water Gathering Easement or the Water Gathering System.

3.9Personal Property

.

(a) Schedule 3.9(a) lists all compressor stations, above-ground facilities and other equipment (other than (x) the individual components of any such compressor stations, above-ground facilities or other equipment, or (y) any installed pipeline) owned or leased by Tioga (or, as of Closing, the Water Gathering Company) or used or held for use by Tioga (or, as of the Closing, the Water Gathering Company) in each case, in the conduct of the Water Gathering Business valued above $100,000.  Tioga (or, as of Closing, the Water Gathering Company) owns the Water Gathering Personal Property, free and clear of all Claims and Liens, except for Permitted Liens.

(b)To the Knowledge of Seller, as of the Execution Date, the Water Gathering Personal Property does not require any material maintenance capital expenditures in excess of the amounts set forth on Schedule 3.9(b), ordinary wear and tear excepted, to be put into a condition that would permit normal operations in accordance with Prudent Industry Practices.

3.10Purchase Orders

.  Schedule 3.10 sets forth a true and complete list as of the date hereof of all open orders for the purchase of goods or services by Tioga (or, as of Closing, the Water Gathering Company) in an amount in excess of $100,000 relating to the Water Gathering Business.  As of the Execution Date, there are no other open orders for goods or services by Tioga other than (a) as set forth in Schedule 3.10 or (b) prior to the Reorganization Transactions, relating to the Hydrocarbon Gathering Business.

3.11Regulatory Status

.

(a)The Water Gathering Company and Tioga (with respect to the Water Gathering Business and any other business of Tioga other than the Hydrocarbon Gathering Business) are not currently regulated by the Federal Energy Regulatory Commission as a “natural gas company” under the Natural Gas Act or as a “public utility,” “public service company,” or similar designation(s) by any state public service commission or as a “holding company” or similar designation of such regulated entity or by the Department of Transportation under the Pipeline and Hazardous Materials Safety Administration Rules on Pipeline Integrity Management.  Without limiting the foregoing, the rates charged by Tioga (with respect to the Water Gathering Business and any other business of Tioga other than the Hydrocarbon Gathering Business) or the Water Gathering Company are not currently regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act or the Natural Gas Policy Act of 1978.  The transfer of the

Equity Interests of the Water Gathering Company as contemplated by this Agreement does not require the approval of the North Dakota Public Service Commission.

(b)No rate refunds, rebates, offsets or like obligations are accrued or owed by Tioga or the Water Gathering Company to the North Dakota Public Service Commission with respect to services related to the Water Gathering Business or the Water Gathering Assets.

3.12Environmental Matters

.  Except as set forth in Schedule 3.12:

(a)Tioga is, and since April 16, 2014, has been, and the Water Gathering Company since its date of formation has been, with respect to the Water Gathering Business and any other business of Tioga (other than the Hydrocarbon Gathering Business), in compliance with all applicable Environmental Laws in all material respects, including timely possessing and complying in all material respects with the terms and conditions of all Environmental Permits;

(b)(i) No member of the Seller Group has (and, to the Knowledge of Seller, no predecessor in the Water Gathering Business has) received from any Governmental Authority any written notice of violation of, alleged violation of, non-compliance with, or liability or potential or alleged liability pursuant to, any Environmental Law involving the operations of the Water Gathering System or any other Water Gathering Assets or any other Assets of Tioga (other than the Hydrocarbon Gathering Assets) other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which the Water Gathering Company has no further obligations outstanding and (ii) none of Tioga (other than with respect to the Hydrocarbon Gathering Business, if applicable), the Water Gathering Company or the Water Gathering System or any other Water Gathering Asset is subject to any outstanding governmental order, “consent order” or other agreement;

(c)Since April 16, 2014, there has been no material Release, discharge or disposal of Hazardous Materials by Tioga, the Water Gathering Company or any member of the Seller Group on or from any Water Gathering Real Property held by Tioga or the Water Gathering Company in violation of any Environmental Laws or in a manner that could reasonably be expected to give rise to a material remedial or corrective action obligation pursuant to Environmental Laws; and

(d)Seller has made available for inspection by Buyer copies of (i) all environmental assessment and audit reports and other material environmental studies and (ii) all Environmental Permits, in each case, relating to the Water Gathering Real Property held by Tioga (or, as of Closing, the Water Gathering Company) or involving the Water Gathering Business and that are in the possession of any member of the Seller Group.

3.13Taxes

.  Except as set forth on Schedule 3.13:

(a)All Tax Returns required to be filed by Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company have been duly and timely filed.  Each such Tax Return is true, correct and complete in all material respects.  All Taxes required to be paid by or with respect to Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company (whether or not shown on any Tax Return) have been paid in full.  Since December 31, 2017, neither Tioga (other than with respect to the

Hydrocarbon Gathering Business) nor the Hydrocarbon Gathering Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.  All withholding Tax requirements imposed on Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company have been satisfied in all material respects.  Since January 1, 2017, no claim has been made by a Taxing Authority in a jurisdiction where Tioga or the Water Gathering Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction.  There are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the Water Gathering Assets of Tioga or the Water Gathering Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)There is not in force any extension of time with respect to the due date for the filing of any Tax Return of Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax by Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company.  There is no Tax Claim pending or threatened against, or with respect to, Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company.  No deficiencies for Taxes with respect to Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company have been claimed, proposed or assessed by any Taxing Authority that have not been resolved.

(c)Neither Tioga nor the Water Gathering Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any customary provisions contained in commercial agreements or contracts that are not primarily related to Taxes).  Neither Tioga nor the Water Gathering Company is liable for the Taxes of any other Person (other than Tioga, the Water Gathering Company or the Hydrocarbon Gathering Company) (i) by virtue of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign applicable Law, (ii) as a transferee or successor, or (iii) by Contract (excluding, for the avoidance of doubt, any customary provisions contained in commercial agreements or contracts that are not primarily related to Taxes).

(d)Neither Tioga nor the Water Gathering Company has made an election to change its default entity classification under Treasury Regulation Section 301.7701-3.  Each of Tioga and the Water Gathering Company is a disregarded entity for U.S. federal income Tax purposes.

(e)Neither Tioga nor the Water Gathering Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(f)To the Knowledge of Seller, there are no Transfer Taxes due or owing in connection with the transactions contemplated by this Agreement (including the Reorganization Transactions).

Notwithstanding any other provision to the contrary in this Agreement, the representations and warranties in this Section 3.13 and Section 3.15 are the only representations and warranties in this Agreement with respect to the Tax matters of Tioga and the Water Gathering Company.

3.14Contracts

.

(a)Schedule 3.14 contains a true and complete listing of each of the following Contracts to which Tioga (or, as of Closing, the Water Gathering Company) is a party that relate to the Water Gathering Business (the Contracts listed in Schedule 3.14, other than the Financing Documents, being “Water Gathering Material Contracts”):

(i)each water purchase and sale, gathering, transportation, treating, processing or similar Contract and any Contract for the provision of services relating to gathering, collection, processing, treating or transportation of water involving annual expenditures or revenues in excess of $50,000;

(ii)each Contract that constitutes a pipeline interconnect or facility operating agreement;

(iii)each Contract involving a remaining commitment to pay capital expenditures in excess of $50,000 in the aggregate;

(iv)each Contract for lease of personal property or Real Property involving aggregate payments in excess of $50,000 in any future calendar year;

(v)each Contract between Seller or an Affiliate of Seller (other than Tioga or the Water Gathering Company), on the one hand, and Tioga or the Water Gathering Company, on the other hand, which will survive the Closing;

(vi)each partnership or joint venture agreement;

(vii)each agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of Water Gathering Assets, or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the Water Gathering Assets material to the conduct of the Water Gathering Business;

(viii)each Contract that provides for a limit on the ability of the Water Gathering Company or any of its Affiliates to compete in any line of business or in any geographic area during any period of time after the Closing;

(ix)each Contract evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Water Gathering Assets; and

(x)except for Contracts of the nature described in clauses (i) through (v) above, each Contract involving aggregate payments or receipts in excess of $50,000, in any future calendar year that cannot be terminated by Tioga (or, as of Closing, the Water Gathering Company) upon 30 days’ or less notice without payment of a penalty or other liability.

(b)True and complete copies of all Water Gathering Material Contracts have been made available to Buyer.

(c)Each of the Water Gathering Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of Tioga (or, as of Closing, the Water Gathering Company) and, to the Knowledge of Seller, of the counterparties to such Water Gathering Material Contracts. Neither Tioga (or, as of Closing, the Water Gathering Company) nor, to the Knowledge of Seller, any counterparty thereto, is in (or has received written notice or, to the Knowledge of Seller, oral notice, that it is in) default or breach in any material respect (or has taken or failed to take any action such that with notice, the passage of time or both it would be in default or breach in any material respect) under the terms of any such Water Gathering Material Contract.

(d)As of the Execution Date, Tioga is not a party to or bound by any Contract that is not a Water Gathering Material Contract other than immaterial Contracts or, prior to the Reorganization Transactions, those Contracts relating to the Hydrocarbon Gathering Business.

3.15Employees and Plans

.

(a)Neither Tioga nor the Water Gathering Company has, or has ever had, any employees, independent contractors or consultants.

(b)Neither Tioga nor the Water Gathering Company currently or ever has maintained or contributed to any Plan or been a participating employer in any Plan.

3.16Transactions with Affiliates

.  Except as set forth on Schedule 3.16, neither Tioga nor the Water Gathering Company is owed any amount from, and does not owe any amount to, guarantee any amount owed by, have any Contracts with (excluding the Reorganization Documents) or have any commitments to (excluding the Reorganization Documents) any Affiliate, officer or director of Seller, Tioga or the Water Gathering Company or any member of a family group of any of the foregoing.

3.17Broker’s Commissions

.  No member of the Seller Group has, directly or indirectly, entered into any Contract with any Person that would obligate Tioga, the Water Gathering Company, Buyer or Buyer’s Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

3.18Records

.  The Records are located at the premises of the Water Gathering Company, have been maintained in all material respects in accordance with applicable Law and comprise in all material respects all of the books and records relating to the ownership and operation of Tioga (with respect to the Water Gathering Business), the Water Gathering Company, the Water Gathering Business and the Water Gathering Assets.

3.19Surety Bonds and Credit

.  Except as listed on Schedule 3.19, neither Tioga (other than with respect to the Hydrocarbon Gathering Business), the Water Gathering Company nor any other Person has any obligation to post any surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of Tioga (other than with respect to the Hydrocarbon Gathering Business), the Water Gathering Company or the Water Gathering Business.  Except as listed on such Schedule, neither Tioga (other than with respect to the Hydrocarbon Gathering Business), the Water Gathering Company nor any other Person has any obligation to post any surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of Tioga or the Water Gathering Company.

3.20No Bankruptcy

.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against Tioga or the Water Gathering Company.

3.21Financial Statements; No Undisclosed Material Liabilities; Indebtedness

.

(a)Seller has delivered to Buyer the following: (i) the unaudited balance sheet and related unaudited income statements, statements of cash flows, and statements of changes in members’ equity of Tioga for the year ended December 31, 2017 (collectively, the “Year End Financial Statements”) and (ii) the unaudited balance sheet and related unaudited income statements, statements of cash flows, and statements of changes in members’ equity of Tioga (for the twelve-month period ended December 31, 2018) (the “Interim Financial Statements”).  The Year End Financial Statements and the Interim Financial Statements are hereinafter referred to, collectively, as the “Financial Statements”.

(b)The Financial Statements have been prepared in accordance with GAAP (except that the Financial Statements shall not contain any notes) and are consistent with the books and records of Tioga.  Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the financial position of Tioga, as of, and for the periods ended on, the respective dates thereof, and each of the income statements, statements of cash flows and statements of changes in members’ equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows and changes in members’ equity, as the case may be, of Tioga for the periods set forth therein, in each case, in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and accruals and the absence of notes or other textual disclosures required under GAAP none of which are reasonably expected to be material in nature or amount.

(c)Except as listed on Schedule 3.21, there are no liabilities of Tioga (with respect to the Water Gathering Business or any other business of Tioga other than the Hydrocarbon Gathering Business) or the Water Gathering Company or related to the Water Gathering Assets or other Assets (other than the Hydrocarbon Gathering Assets) of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than (i) liabilities that would not be required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in the Financial Statements; and (ii) liabilities, other than Indebtedness under the Financing Documents, incurred in the ordinary course of business consistent with past practice since December 31, 2018.

(d)Neither Tioga nor the Water Gathering Company has any Indebtedness, except as provided in the Financing Documents which will be terminated at or prior to Closing.

3.22Insurance

.  Schedule 3.22 sets forth a list of each insurance policy maintained by Tioga or by Seller or any of their Affiliates on behalf of Tioga (with respect to the Water Gathering Business or any other business of Tioga other than the Hydrocarbon Gathering Business) or the Water Gathering Company.  Except as set forth in Schedule 3.22, there is no claim pending under any such insurance policy with respect to the Water Gathering Business or the Water Gathering Assets or any other Asset of Tioga (other than any Hydrocarbon Gathering Asset), and none of Seller, Tioga or any of their respective Affiliates has received written notice of cancellation of any such insurance policy.  Neither Tioga nor any of its Affiliates has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims.

3.23Bank Accounts

.  Schedule 3.23 contains a list of (a) all banks or other financial institutions with which Tioga or the Water Gathering Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith and (b) all valid powers of attorney issued by Tioga or the Water Gathering Company that remain in effect.

3.24Imbalances

. Except for the produced water imbalances reflected on Schedule 3.24, and for normal and customary water gathering imbalances occurring after the dates set forth on such Schedule, as of the date of this Agreement, there do not exist any material produced water imbalances (i) under any Water Gathering Material Contract or (ii) for which Tioga, the Water Gathering Company or any of their Affiliates has received a quantity of produced water prior to the date of this Agreement for which Tioga, the Water Gathering Company or any of its Affiliates will have a duty to deliver an equivalent amount of produced water after the Closing.

3.25Preferential Purchase Rights

.  Except as set forth on Schedule 3.25, no Person has a preferential right to purchase any of the Water Gathering Assets that would be triggered by the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.26Unrelated Activities and Liabilities

.

(a)Neither Tioga nor the Water Gathering Company has engaged in any business other than the ownership, development, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, the Water Gathering Assets (and, with respect to Tioga, the Hydrocarbon Gathering Assets) and the provision of services in connection therewith.

(b)Each of Tioga and the Water Gathering Company (i) does not own any assets that are not Water Gathering Assets (other than, with respect to Tioga prior to the Reorganization Transactions, the Hydrocarbon Gathering Assets) and (ii) has not assumed any liabilities unrelated to the Water Gathering Assets (other than, with respect to Tioga, the Hydrocarbon Gathering Assets).

(c)Neither Tioga nor the Water Gathering Company own any Fiberspar inventory.

3.27Absence of Changes

.  Except as reflected in the Interim Financial Statements, as set forth on Schedule 3.27 or for the Reorganization Transactions, since September 30, 2018, (a) the business of Tioga (other than with respect to the Hydrocarbon Gathering Business) and the Water Gathering Company has been conducted in the ordinary course in all material respects and in a manner materially consistent with past practices to preserve substantially intact Tioga’s (other than with respect to the Hydrocarbon Gathering Business) and the Water Gathering Company’s present business organization, (b) Tioga (other than with respect to the Hydrocarbon Gathering Business) and the Water Gathering Company have not acted or failed to act in a manner that would be in violation of Section 6.11 (other than Sections 6.11(a)(iv), (v) and (vi)) (if the terms of Section 6.11 had been in effect as of and after such dates), and (c) there has not been any event, occurrence or development which has had a Material Adverse Effect.

3.28Use of Proceeds

.  Other than with respect to the payment of out-of-pocket expenses related to this Agreement or the Hydrocarbon PSA, Seller shall use all of the proceeds received hereunder for the payment of the Purchase Price for paying pre-existing Indebtedness guaranteed by the Acquired Companies pursuant to the Financing Documents.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof, and if the Closing occurs, as of the Closing (or, if a representation and warranty speaks as of an earlier date, then made at the Closing as of such earlier date), as follows:

4.1Organization; Good Standing

.  Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

4.2Authority

.  Seller has the requisite power and authority to execute and deliver this Agreement and all Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action.  This Agreement and each of the Transaction Documents to which it is a party has been duly and validly executed and delivered (or will be duly and validly executed and delivered when required hereunder) by Seller and constitutes (or will constitute when so executed and delivered) the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3Ownership of Equity Interests

.  The Tioga Company Interests and the Water Company Interests are owned beneficially and of record by Seller, free and clear of all Liens other than Liens to be released at Closing and those arising under state or federal securities Laws and, as applicable, the Tioga LLC Agreement or the Water Gathering Company LLC Agreement.  The Tioga Company Interests and the Water Company Interests are duly authorized, validly issued, fully paid (to the extent required by the Tioga LLC Agreement or the Water Gathering Company

LLC Agreement, as applicable) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

4.4No Conflicts; Consents and Approvals

.  The execution and delivery by Seller of this Agreement and each of the Transaction Documents to which it is a party, and the performance by Seller of its obligations under this Agreement and each such Transaction Document, do not:

(a)violate or result in a breach of the Charter Documents of Seller, Tioga or the Water Gathering Company;

(b)violate or result in a default (in each case) in any material respect under any Water Gathering Material Contract or any other material Contract to which Seller or Tioga is a party or bound that relates to any other business of Tioga other than the Hydrocarbon Gathering Business;

(c)violate or result in a breach of any Law applicable to Seller, Tioga or the Water Gathering Company, except for such violations or breaches as would not be material; or

(d)require any consent or approval of any Person, including any Governmental Authority.

4.5Broker’s Commissions

.  Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate Tioga, the Water Gathering Company, Buyer or Buyer’s Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

4.6No Bankruptcy

.  There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

4.7Legal Proceedings

. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Seller, threatened, against Seller before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or which would adversely affect Seller’s ability to consummate the transactions contemplated hereby.

Article V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as of the date hereof, and if the Closing occurs, as of the Closing (or, if a representation and warranty speaks as of an earlier date, then made at the Closing as of such earlier date), as follows:

5.1Organization; Good Standing

. Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

5.2Authority

.  Buyer has all requisite organizational power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited partnership action on behalf of Buyer.  This Agreement and each of the Transaction Documents to which it is a party has been duly and validly executed and delivered (or will be duly and validly executed and delivered when required hereunder) by Buyer and constitutes (or will constitute when so executed and delivered) the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3No Conflicts; Consents and Approvals

. The execution and delivery by Buyer of this Agreement and each of the Transaction Documents to which it is a party, and the performance by Buyer of its obligations under this Agreement and each such Transaction Document, do not:

(a)violate or result in a breach of Buyer’s Charter Documents;

(b)violate or result in a default (in each case) in any material respect under any material Contract to which Buyer is a party;

(c)violate or result in a breach of any Law applicable to Buyer, except for such violations or breaches as would not be material; or

(d)require any consent or approval of any Person, including any Governmental Authority.

5.4Legal Proceedings

. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Buyer, threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

5.5Acquisition as Investment

.  Buyer is acquiring the Tioga Company Interests and the Water Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities Laws.  Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representations, warranties and covenants in this Agreement and the Transaction Documents), its own analysis of the Tioga Company Interests, the Water Company Interests, Tioga, the Water Gathering Company and the Water Gathering Assets for the purpose of acquiring the Tioga Company Interests and the Water Company Interests, and Buyer has had, or subject to Seller’s compliance with the access rights granted to Buyer under this Agreement, will have reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.  Buyer acknowledges that the Tioga Company Interests and the Water Company Interests are not registered pursuant to the 1933 Act and that none of the Tioga Company Interests or the Water Company Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act.  Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.6Financial Resources

.  Buyer has, or will have on the Closing Date, sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it (a) to pay the Purchase Price and (b) to otherwise perform its obligations under this Agreement.

5.7Opportunity for Independent Investigation

. Buyer is an experienced and knowledgeable investor in the United States.  In connection with its decision to enter into this Agreement, Buyer has conducted its own independent review and analysis of the Water Gathering Business and of the Water Gathering Assets, liabilities, results of operations, financial condition, technology and prospects of Tioga and the Water Gathering Company, and acknowledges that Buyer has been provided access to personnel, properties, premises and records of Seller, Tioga and the Water Gathering Company for such purpose.  In entering into this Agreement, Buyer has relied solely upon the representations, warranties and covenants contained herein and in the Transaction Documents and upon its own investigation and analysis of Tioga, the Water Gathering Company and the Water Gathering Business (such investigation and analysis having been performed by Buyer), and Buyer:

(a)absent actual (but not constructive) fraud, acknowledges and agrees that it has not been induced by and has not relied upon any Due Diligence Information, representations, warranties or statements, whether oral or written, express or implied, made by Seller, Tioga or the Water Gathering Company or any of their respective Representatives, Affiliates or agents except for the representations, warranties and covenants expressly set forth in this Agreement or in the Transaction Documents;

(b)absent actual (but not constructive) fraud, acknowledges and agrees that, except for the representations, warranties and covenants expressly set forth in this Agreement or in the Transaction Documents, none of Seller, Tioga or the Water Gathering Company or any of their respective Representatives, Affiliates or agents makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its Representatives, Affiliates or agents, including any information, document or material provided or made available, or statements made, to Buyer (including its Representatives, Affiliates and agents) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer (including its Representatives, Affiliates and agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(c)acknowledges and agrees that, except for the representations, warranties and covenants expressly set forth in this Agreement or in the Transaction Documents, (i) the Due Diligence Information includes certain projections, estimates and other forecasts and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is aware of such uncertainties and (iii)  Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)agrees, to the fullest extent permitted by Law, and absent actual (but not constructive) fraud, that none of Seller, Tioga or the Water Gathering Company (except as expressly provided herein) or any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Buyer or its Representatives, Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to Buyer, or from Buyer’s use of, any Due Diligence Information, except for liability or responsibility for the representations, warranties and covenants expressly set forth in this Agreement or in the Transaction Documents.

5.8Broker’s Commissions

.  Buyer has not, directly or indirectly, entered into any Contract with any Person that would obligate Seller or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

5.9No Knowledge of Breach

.  Except as set forth on Schedule 5.9, as of the Execution Date, Buyer has no Knowledge of a breach of any of the representations and warranties of Seller in each of: Section 3.5, Section 3.8 and Section 3.12, and, only to the extent relating to Contracts to which Buyer or any of its Affiliates is a party, Section 3.14 and Section 3.24.

Article VI
COVENANTS

6.1Indebtedness; Distributions; Contributions.

Notwithstanding anything in this Agreement to the contrary, at or prior to Closing:

(a)Seller shall (or shall cause Tioga and the Water Gathering Company to) deliver reasonable and customary evidence demonstrating the termination of any guarantees and other agreements comprising the Financing Documents and the release of all Liens on the Water Gathering Assets and/or on the Tioga Company Interests and the Water Company Interests under the Financing Documents;

(b)Seller may cause Tioga or the Water Gathering Company to cause any accounts payable and/or accounts receivable between Tioga or the Water Gathering Company, on the one hand, and a Non-Company Affiliate, on the other hand, to be paid in full;

(c)Seller shall not cause Tioga or the Water Gathering Company to (and shall cause Tioga and the Water Gathering Company to not) pay cash dividends and/or make distributions or other payments of cash (other than the asset distributions contemplated by the Reorganization Transactions), to Seller or its Affiliates, except for cash payments by Tioga in respect of 31.8% of Tioga’s allocated share of expenses with respect to (i) the salaries and benefits of field employees of the Summit Companies performing work for Tioga and (ii) vehicles utilized by such employees (which expenses shall not exceed $135,000 per calendar month on a 100% basis); and

(d)Seller shall not make cash or other contributions to Tioga or the Water Gathering Company, except for cash contributions required to pay expenses of Tioga solely with respect to the Water Gathering Business or the Water Gathering Company or, prior to the Reorganization Transactions, the Hydrocarbon Gathering Business or the Hydrocarbon Gathering Company, in each case, that are incurred in the ordinary course operation (consistent with past practices) of the Water Gathering Business or the Hydrocarbon Gathering Business, as applicable, prior to Closing.

6.2Tax Matters

.

(a)Tax Returns.

(i)Seller shall cause to be prepared and filed the 2019 Texas franchise tax report of the combined group of which Summit Midstream Partners, LP is the reporting entity, which report shall include all items and activities of Tioga and the Water Gathering Company through and including the day immediately preceding the Closing Date.

(ii)With respect to any Tax Return that is required to be filed by Tioga or the Water Gathering Company after the Closing Date with respect to a Pre-Effective Date Period, Seller shall prepare or cause to be prepared such Tax Return.  With respect to any Tax Return that is required to be filed by Tioga or the Water Gathering Company prior to the Closing Date with respect to a Tax period that begins after the Effective Date, Seller shall prepare or cause to be prepared such Tax Return.  With respect to any Tax Return that is required to be filed by Tioga or the Water Gathering Company after the Closing Date (other than the Tax Return set forth in Section 6.2(a)(i)) with respect to a Tax period that begins after the Effective Date and before the Closing Date, Buyer shall prepare or cause to be prepared such Tax Return.  Tax Returns prepared by Seller pursuant to this Section 6.2(a)(ii) (“Seller Tax Returns”) shall be prepared on a basis consistent with past practice except to the extent otherwise provided in this Agreement or otherwise required by applicable Laws.  Reasonably in advance of (and, to the extent practicable, not less than 30 days prior to) the due date (including extensions) of each such Seller Tax Return, Seller shall deliver a copy of such Tax Return to Buyer for its review and reasonable comment, provided that Buyer’s comments hereunder with respect to a Tax Return of Tioga shall not extend to the Hydrocarbon Gathering Business.  Seller shall consider in good faith any such comments received from Buyer reasonably in advance of (and, to the extent practicable, not less than ten days prior to) the due date (including extensions) for filing such Tax Return and shall deliver a final copy of such Tax Return, as filed, to Buyer not later than such due date.  Seller shall cause each such Tax Return required to be filed prior to the Closing Date to be timely filed and shall timely pay or cause to be paid the Taxes shown due thereon. Buyer shall cause each such Tax Return required to be filed by it pursuant to this Section 6.2(a)(ii) to be timely filed and shall timely pay or cause to be paid the Taxes shown due thereon; provided that not later than five days prior to the due date for the payment of Taxes with respect to any such Tax Return, Seller shall pay to Buyer the amount of any Seller Taxes owed with respect to such Tax Return.

(b)[Reserved.]

(c)Seller and Buyer shall each be liable for and shall bear and pay, and pursuant to Article X shall indemnify and hold the other Party harmless from and against, 50% of any and all sales, use, stamp, transfer, conveyance, registration or other similar Taxes imposed on the Reorganization Transactions or the purchase and sale of the Tioga Company Interests and the Water Company Interests pursuant to this Agreement (the “Transfer Taxes”).

(d)After Closing, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.2(c);

(ii)assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.2(a), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)cooperate fully in preparing for and defending any Tax Claims;

(iv)make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of Tioga and the Water Gathering Company; and

(v)furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax Claim.

(e)No amended Tax Return with respect to a Pre-Effective Date Period or a Pre-Closing Period shall be filed by or on behalf of Tioga or the Water Gathering Company without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)Seller and Buyer shall use commercially reasonable efforts to agree to an allocation schedule of the Purchase Price (plus any other items that are properly treated as consideration for U.S. federal income Tax purposes) among the Water Gathering Company’s assets based on the relative fair market values of the Water Gathering Company’s assets, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 2.6 (the “Allocation Schedule”).  If Buyer and Seller are unable to agree on an Allocation Schedule, each of Buyer and Seller shall use its own allocation of the Purchase Price.  If Seller and Buyer reach an agreement with respect to the Allocation Schedule, the Parties (x) shall use commercially reasonable efforts to update the Allocation Schedule in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, (y) shall, and shall cause their Affiliates to, report consistently with the Allocation Schedule, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation Schedule, as adjusted, unless otherwise required by applicable Laws, and (z) agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule.  Notwithstanding anything in this Section 6.2(f) to the contrary, neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with any such allocation.

(g)The amount of any refunds of (i) Income Taxes of Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company for any Pre-Closing Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of Buyer) and (ii) Non-Income Taxes of Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company for any Pre-Effective Date Period shall be for the account of Seller.  The amount of any refunds of (x) Income Taxes of Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company for any Tax period beginning after the Closing Date and (y) Non-Income Taxes of Tioga (other than with respect to the Hydrocarbon Gathering Business) or the Water Gathering Company for any Tax period beginning after the Effective Date shall be for the account of Buyer.  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 6.2(g) the amount of such refund within 30 days after such refund is received, net of any reasonable third-party costs or expenses incurred by such party or its Affiliates in procuring such refund.

6.3Public Announcements

. The Parties will maintain the confidentiality of this Agreement and its terms except that any Party may disclose this Agreement or any of its terms to any of the following if such Persons are advised of the confidentiality obligations of such information and agree to maintain confidentiality with respect thereto: (a) any Affiliate or Representative of such Party and (b) any potential lender to such Party. Subject to the foregoing, the Parties will consult with each other prior to issuing any press release or announcement to the general public of any nature with respect to this Agreement or the transactions contemplated hereby and shall not make or issue, or cause to be made or issued, any such press release or announcement to the general public prior to such consultation and without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed) except to the extent, but only to such extent, that, in the reasonable opinion of the Party issuing such press release or announcement to the general public, such announcement or statement is required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such press release or announcement to the general public shall use its reasonable efforts to consult in good faith with the other Party before issuing any such press release or announcement to the general public and shall reasonably cooperate with the other Party in good faith with respect to the timing, manner and content of disclosure.

6.4Regulatory and Other Approvals

.  From the date of this Agreement until Closing:

(a)Each of Seller and Buyer shall cooperate in good faith and use commercially reasonable efforts to obtain as promptly as practicable all consents and approvals that Seller or Buyer is required to obtain in order to consummate the transactions contemplated hereby (excluding, for the avoidance of doubt, the Reorganization Transactions) prior to the Closing Date; provided that for purposes of clarification, the obtaining of such consents and approvals shall not be a condition to Closing; provided further, that Seller will send to the holder of any preferential purchase right applicable to the Water Gathering Assets that would be triggered by the transactions contemplated hereby, a written notice in material compliance with the contractual provisions applicable to such preferential purchase right, seeking such holder’s waiver, consent or approval to or in connection with the transactions contemplated hereby within two Business Days of the date hereof.

(b)In connection with any filings with Governmental Authorities that are applicable to the transactions contemplated hereby, Seller and Buyer shall undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement prior to the Closing Date.

(c)Each of Seller and Buyer shall provide prompt notification to the other when it becomes aware that any consent or approval referred to in this Section 6.4 is obtained, taken, made, given or denied, as applicable.

6.5Resignation and Removal

.  Notwithstanding anything in this Agreement to the contrary, effective immediately following the Closing, Seller shall cause and accept the resignation or removal of all managers, officers and/or directors on any board or operating, management or other committee of Tioga and the Water Gathering Company.

6.6Removal of Name

.  As promptly as practicable, but in any case within 60 days after the Closing Date, Buyer shall eliminate the name “Summit” and any variants thereof from the Water Gathering Assets, and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

6.7Termination of Agreements with Seller and Non-Company Affiliates

.  As of the date hereof, each of Tioga and the Water Gathering Company has entered into a termination and release with Seller and each Non-Company Affiliate with whom Tioga or the Water Gathering Company has an agreement or to whom Tioga or the Water Gathering Company owes any obligation.

6.8Replacement of Insurance

.  Buyer acknowledges and agrees that, effective upon the Closing, all insurance policies carried by or for the benefit of Seller or its Affiliates with respect to Tioga, the Water Gathering Company, the Water Gathering Business or the Water Gathering Assets shall be terminated or modified by Seller or its Affiliates to exclude coverage of the Water Gathering Business and the Water Gathering Assets, and, without limiting Buyer’s rights under Section 10.2, Buyer shall have no rights thereunder or with respect thereto, including any rights to make claims thereunder or with respect thereto.

6.9Further Assurances

.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause Tioga or the Water Gathering Company, as applicable, to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.10Casualty Loss

.  If, after the date hereof but prior to or on the Closing Date, any portion of the Water Gathering Assets are destroyed by fire, explosion, hurricane, storm, weather events, earthquake, act of God, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain, whether or not fixed or repaired or in any way remediated (each a “Casualty Loss”), Buyer and Seller shall, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Article VII and Article VIII, nevertheless be required to proceed with Closing.  To the extent Tioga, the Water Gathering Company, Seller or any of its or their Affiliates are entitled to recovery under any insurance policy on account of any Casualty Loss, Seller shall use its reasonable efforts to seek (or cause any of its Affiliates to seek) recovery under such insurance policy and shall pay to Buyer (if such recovery occurs prior to Closing) at Closing or the Water Gathering Company (if such recovery occurs following Closing) promptly following receipt of such recovery, any amounts recovered under such policy.

6.11Conduct of Business

.

(a)Seller covenants and agrees that, from and after the date hereof until the earlier of the Closing or the termination of this Agreement, except (I) as otherwise set forth in Schedule 6.11 or (II) with the prior written consent of Buyer, Seller shall (and shall cause Tioga and the Water Gathering Company, as applicable, to) with respect to the Water Gathering Business:

(i)operate in the usual and ordinary course of business consistent with past practice;

(ii)use commercially reasonable efforts to maintain the Water Gathering Assets in accordance with Prudent Industry Practices;

(iii)subject to Section 6.8, keep in full force and effect insurance applicable to the Water Gathering Assets, Tioga, the Water Gathering Company and the Water Gathering Business comparable in amount and scope of coverage to that currently maintained;

(iv)keep and maintain accurate books, Records, and accounts in the usual and ordinary course of business consistent with past practice;

(v)provide prompt written notice following receipt by Seller, Tioga, the Water Gathering Company or any of their respective Affiliates of any written notice of violation or alleged default or breach of any Law, Water Gathering Material Contract or Permit by Tioga or the Water Gathering Company or related to the Water Gathering Assets;

(vi)provide prompt written notice following receipt by Seller, Tioga, the Water Gathering Company or any of their respective Affiliates of any Proceeding or written Claim from any non-Affiliate third party relating to Tioga, the Water Gathering Company or the Water Gathering Assets, seeking to restrain the transactions contemplated by this Agreement or seeking substantial damages with respect to the transactions contemplated by this Agreement; and

(vii)provide prompt written notice upon the occurrence of any Casualty Loss to any of the Water Gathering Assets.

(b)Except (I) as otherwise set forth in Schedule 6.11, (II) with the prior written consent of Buyer or (III) for the Reorganization Transactions, from and after the date hereof until the earlier of the Closing or the termination of this Agreement:

(i)Seller shall not sell, transfer or otherwise dispose of, or grant any Lien with respect to, the Tioga Company Interests or the Water Company Interests or the Water Gathering Assets (other than Permitted Liens); and

(ii)Seller shall cause Tioga and the Water Gathering Company not to:

(A)enter into or adopt any Plan, any other equity based, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or any consulting, employment, severance, bonus, termination or similar Contract with any Person;

(B)hire any employees or consultants or become liable for any obligation with respect to Seller’s or any of its Affiliates’ employees or consultants;

(C)make any loan to, or enter into any other transaction with, any manager, director or officer of Tioga or the Water Gathering Company or any of their respective Affiliates;

(D)(1) redeem, purchase or acquire, or offer to purchase or acquire any of the Tioga Company Interests or the Water Company Interests, (2) effect any reorganization or recapitalization of Tioga or the Water Gathering Company, (3) split, combine or reclassify any of the Tioga Company Interests or the Water Company Interests or (4) declare, set aside or pay any dividend or other distribution, other than wholly in cash payable prior to Closing, in respect of the Tioga Company Interests or the Water Company Interests;

(E)(1) offer, sell, transfer, issue, dispose of or grant, or authorize the offering, sale, transfer, issuance, disposition or grant of, any Tioga Company Interest or Water Company Interest or (2) grant, or authorize the grant of, any Lien with respect to any Tioga Company Interest or Water Company Interest;

(F)acquire, directly or indirectly, (1) (whether by merger, consolidation, or otherwise) an Equity Interest in any business or division of any Person or (2) any material assets or properties (other than assets or properties relating to the Hydrocarbon Gathering Business) other than the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;

(G)sell, lease, exchange, abandon or otherwise dispose of any of the Water Gathering Assets, or grant any Lien, preferential purchase right or consent (other than Permitted Liens) with respect to any of the Water Gathering Assets;

(H)adopt any amendments to the Tioga LLC Agreement, the Water Gathering Company LLC Agreement or other organizational documents (whether by merger, consolidation or otherwise);

(I)make any change in its method of accounting in effect on the date hereof, except as may be required to comply with GAAP or under applicable Law;

(J)except as required in connection with an emergency to the extent such a capital expenditure is required as a reasonable response thereto (and, in Seller’s good faith judgment, the delay in seeking Buyer’s consent as required by this Section 6.11 would adversely impact the effectiveness of any such response), incur or commit to incur any capital expenditures (other than capital expenditures in respect of the Hydrocarbon Gathering Business);

(K)adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, restructuring, recapitalization or other reorganization;

(L)amend, modify, cancel, waive or assign any rights or obligations under, any Water Gathering Material Contract, except as contemplated in the Side Letter;

(M)other than the Hydrocarbon PSA, enter into or assume (1) any Contract that would constitute a Water Gathering Material Contract or (2) any other Contract with any Person (other than Contracts that would constitute a Hydrocarbon Gathering Material Contract under the Hydrocarbon PSA), other than arms’-length Contracts entered into in the ordinary course of business with a non-Affiliate third party consistent with past practice;

(N)borrow money other than under the Financing Documents which will be paid off, terminated or released at or prior to Closing, or guarantee any debt or obligations or any Person;

(O)make any regulatory filing with respect to the Water Gathering Business or any other business of Tioga (other than the Hydrocarbon Gathering Business) other than in the ordinary course of business;

(P)settle any Proceedings or Claims or otherwise waive any material right with respect to the Assets (other than the Hydrocarbon Gathering Assets) or the Water Gathering Business;

(Q)make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any material method of Tax accounting; file any material Tax Return except in accordance with Section 6.2(a)(ii); amend any material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case, with respect to the Water Gathering Business; or

(R)agree to do any of the foregoing.

6.12No Shop

.  From and after the date hereof until the earlier of Closing or the termination of this Agreement (the “No Shop Period”), Seller shall (and shall cause its Affiliates, Tioga and the Water Gathering Company to) immediately cease and cause to be terminated any ongoing discussions or negotiations with respect to the occurrence of any acquisition, directly or indirectly, from Seller, Tioga or any of their Affiliates in one or a series of related transactions, of Tioga, the Water Gathering Company or substantially all of the Water Gathering Assets by purchase, merger, exchange, business combination or otherwise by, or on behalf of, any Person other than Buyer (collectively, a “Third Party Acquisition”) or any proposal reasonably likely to lead to a Third Party Acquisition.  Further, during the No Shop Period, Seller shall not, and shall not authorize or permit any of its Affiliates, Tioga, the Water Gathering Company or any of its or their respective Representatives to directly or indirectly solicit, participate in or initiate discussions (other than to respond negatively), negotiations, inquiries, proposals or offers with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer which may reasonably lead to a Third Party Acquisition.  During the No Shop Period, Seller shall not (and shall cause its Affiliates, Tioga and the Water Gathering Company not to) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.12 shall in any way restrict any of the Summit Companies or any of their respective Representatives from consummating, or engaging in discussions or negotiations with any third party with respect to, a Change of Control Transaction provided that such Change of Control Transaction would not in any way relieve Seller or Tioga of its obligations under this Agreement and the Transaction Documents.

6.13Reorganization Transactions

.  Prior to the Closing, Seller or Tioga, as applicable, shall cause the following transactions in subsections (a) through (d) (the “Reorganization Transactions”) to be consummated:

(a)the conveyance of the Water Gathering Assets from Tioga to the Water Gathering Company pursuant to assignments, bill of sales and conveyances in the forms attached hereto as Exhibits D-1, D-2 and D-3;

(b)the conveyance of the Hydrocarbon Gathering Assets from Tioga to the Hydrocarbon Gathering Company pursuant to assignments, bill of sales and conveyances in the forms attached hereto as Exhibits E-1, E-2 and E-3;

(c)the grant of an Easement on the Hydrocarbon Gathering Real Property by the Hydrocarbon Gathering Company to the Water Gathering Company pursuant to an easement agreement in the form attached hereto as Exhibit F; and

(d)the filing of the foregoing documents in subsections (a) through (c) in the applicable county records.

Seller shall provide to Buyer drafts of the Reorganization Documents prior to the execution of the same for Buyer’s review and confirmation (which will not be unreasonably withheld or delayed).  Thereafter, prior to Closing, Seller shall provide to Buyer executed copies of the executed Reorganization Documents and reasonable evidence of the filing thereof, as applicable, in the applicable county records.

6.14Employees

.  Schedule 6.14 contains a list of all Available Employees and includes each such employee’s job title or position.  From the Execution Date through Closing (the “Employee Offer Period”), Seller shall make available to Buyer and its Affiliates information regarding the base salary or hourly rate, as applicable, of each Available Employee and provide Buyer and its Affiliates reasonable access to the Available Employees for purposes of interviewing for employment such Available Employees.  During the Employee Offer Period, Buyer or its Affiliates may, but are not obligated to, make written offers of employment to each Available Employee, with such offers providing such Available Employees at least five days to either accept or reject such offers, with such offers conditioned upon the occurrence of the Closing and effective as of the Closing, and with such other terms as Buyer and its Affiliates may desire.  At the end of the Employee Offer Period, Buyer will promptly provide Seller a list of all Available Employees who received an offer of employment, including which Available Employees have accepted or rejected an offer of employment and any Available Employees who have time remaining to accept or reject an outstanding offer of employment.  Any Available Employee who accepts an offer and actually begins employment with Buyer or its Affiliates shall be referred to herein as a “Transferred Employee”.  Seller shall retain all responsibility for payment of all wages and benefits for each Available Employee who becomes a Transferred Employee through the Closing, including, without limitation, any severance or other compensation or benefits due any Transferred Employee.  The provisions of this Section 6.14 are solely for the benefit of the respective Parties to this Agreement and their Affiliates and nothing in this Section 6.14, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer, Seller or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 6.14, express or implied, shall interfere with the right of Seller or Buyer or any of their Affiliates to terminate the employment or other service relationship of any employee at any time, or obligate Seller or Buyer or any of their Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.  For the avoidance of doubt, for purposes of this Section 6.14, Hess Corporation is deemed an Affiliate of Buyer.

6.15Financial Statements

.  If financial statements of the Water Gathering Company or the business relating thereto are or would be required under Regulation S-X to be filed with the U.S. Securities and Exchange Commission (the “SEC”) or furnished to third parties in connection with any public filing or private or public offering of securities by Buyer or any of its Affiliates, Seller agrees that it shall, and shall cause each of its Affiliates to, use its respective commercially reasonable efforts to cooperate with Buyer’s efforts to prepare such financial statements, including by (a) assisting Buyer and Buyer’s auditors in preparing such financial statements, (b) if requested by Buyer, using commercially reasonable efforts to cause Seller’s and its Affiliates’ independent auditors to deliver customary “comfort letters” in connection with such public offering, which comfort letters shall comply with the requirements of Public Company Accounting Oversight Board AU Section 634 (or any successor thereto) and cover such periods as are addressed by the applicable financial statements and (c) if requested by Buyer, providing such other information as is reasonably requested by Buyer or its applicable Affiliates, provided that such cooperation (i) will be provided at reasonable times and without unreasonable disruption to Seller’s and its Affiliates’ normal day-to-day activities, (ii) will not require Seller or any of its Affiliates to waive any attorney-client privilege or to violate any contractual obligation or any applicable Law and (iii) will not require any financial statements or other financial information to be prepared other than to the extent required by the rules and regulations of the SEC.  Buyer shall promptly, upon request by Seller from time to time, reimburse Seller for all reasonable, documented out-of-pocket costs incurred by Seller and its Affiliates in connection with such cooperation.

Article VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

7.1Representations and Warranties

.  The representations and warranties made by Seller in Article III and in Article IV (disregarding all materiality and Material Adverse Effect qualifications contained therein) (a) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, such representations and warranties (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of such earlier date, except in the case of the foregoing clause (a) and clause (b), for any representations and warranties other than Fundamental Representations (which must be true and correct in all material respects), where the failure to be true and correct would not have or reasonably be expected to have a Material Adverse Effect and would not have or reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

7.2Performance

.  Seller and Tioga shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller or Tioga at or before the Closing.

7.3Officer’s Certificate

.  Seller shall have delivered to Buyer at the Closing an officer’s certificate, dated as of the Closing Date, certifying as to the matters set forth in Section 7.1 and Section 7.2.

7.4Orders and Laws

.  There shall not be (a) any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or (b) any Proceeding by a Person that is not an Affiliate of any of the Parties seeking monetary damages in excess of $1,000,000 in connection with the transactions contemplated hereby.

7.5Closing Deliverables

.  Seller shall have delivered, or be ready, willing and able to deliver, the items required to be delivered by Seller pursuant to Section 2.4.

7.6Indebtedness; Distributions

.  Seller shall have fully complied (or be ready, willing and able to fully comply) with its obligations under Section 6.1(a).

7.7Hydrocarbon PSA Closing

.  Each of the conditions precedent to the consummation of the closing under the Hydrocarbon PSA has been satisfied by the parties thereto, and the parties thereto are ready, willing and able to (and do) close the transactions contemplated under the Hydrocarbon PSA immediately before the Closing of the transactions contemplated hereby.

7.8Side Letter

.  The Side Letter shall remain in full force as to Tioga and shall not have been revoked by Tioga.

Article VIII
SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

8.1Representations and Warranties

.  The representations and warranties made by Buyer in Article V (disregarding all materiality qualifications contained therein) (a) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date) and (b) in the case of representations and warranties that speak as to an earlier date, such representations and warranties (disregarding all materiality qualifications contained therein) shall be true and correct as of such earlier date, except in the case of the foregoing clause (a) and clause (b), for any representations and warranties other than Fundamental Representations (which must be true and correct in all material respects), where the failure to be true and correct would not have or reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

8.2Performance

.  Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3Officer’s Certificate

.  Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, certifying as to the matters set forth in Section 8.1 and Section 8.2.

8.4Orders and Laws

.  There shall not be (a) any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this

Agreement or (b) any Proceeding by a Person that is not an Affiliate of any of the Parties seeking monetary damages in excess of $1,000,000 in connection with the transactions contemplated hereby.

8.5Closing Deliverables

.  Buyer shall have delivered, or be ready, willing and able to deliver, the items required to be delivered by Buyer pursuant to Section 2.5.

8.6Hydrocarbon PSA Closing

.  Each of the conditions precedent to the consummation of the closing under the Hydrocarbon PSA has been satisfied by the parties thereto, and the parties thereto are ready, willing and able to (and do) close the transactions contemplated under the Hydrocarbon PSA immediately before the Closing of the transactions contemplated hereby.

8.7Side Letter

.  The Side Letter shall remain in full force as to Tioga and shall not have been revoked by Tioga.

Article IX
TERMINATION

9.1Right of Termination

.  Prior to Closing, this Agreement may be terminated:

(a)By written consent of Seller and Buyer;

(b)By Seller or Buyer if the Closing has not occurred before 90 days after the date hereof (the “Outside Date”);

(c)By Seller or Buyer if consummation of the transactions contemplated by this Agreement is enjoined, prohibited or otherwise restrained by the terms of any Law;

(d)By Seller if satisfaction of any of the conditions in Article VIII on or prior to the Outside Date is or becomes impossible (other than through failure of Seller to comply with its obligations under this Agreement); or

(e)By Buyer if satisfaction of any of the conditions in Article VII on or prior to the Outside Date is or becomes impossible (other than through failure of Buyer to comply with its obligations under this Agreement).

A Party shall not have the right to terminate this Agreement under Section 9.1(b), Section 9.1(d) or Section 9.1(e) if it is then in Willful Breach of this Agreement.

9.2Effect of Termination

.

(a)If any Party terminates this Agreement pursuant to Section 9.1, all obligations and liabilities of the Parties under this Agreement shall terminate and become void and no Party shall have any further rights against the other Parties by virtue of this Agreement for breach of any representation, warranty, covenant or agreement, except as provided in Sections 9.2(b) and 9.2(c); provided, however, that the terms of (and rights and obligations under) this Section 9.2, Section 9.3, Article I, Article X and Article XI (other than Section 11.3 and Section 11.12) shall remain in full force and effect and survive any termination of this Agreement.  Upon the termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of Tioga, the Water Gathering Company, the Tioga Company Interests, the Water Company Interests and the Water Gathering Assets and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement.

(b)If at the time this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(d) or Seller has the right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d) and (in either case) Buyer is in Willful Breach (or Hydrocarbon Buyer is in “Willful Breach” under the Hydrocarbon PSA and Seller has elected to terminate the Hydrocarbon PSA), then Seller shall be entitled to, at its option:

(i)terminate this Agreement and seek recovery of its damages up to an amount equal to 10% of the Base Purchase Price; or

(ii)other than if Seller has the right to terminate this Agreement under Section 9.1(b) and Hydrocarbon Buyer is in Willful Breach under the Hydrocarbon PSA and Seller has elected to terminate the Hydrocarbon PSA, seek specific performance of this Agreement; provided that if Seller’s suit for specific performance fails, with no further opportunity for appeal or Seller makes an irrevocable election not to appeal, then at such time Seller shall have the right to elect the recovery set forth in Section 9.2(b)(i).

(c)If at the time this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(e) or Buyer has the right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(e) and (in either case) Seller is in Willful Breach or is in “Willful Breach” under the Hydrocarbon PSA and Hydrocarbon Buyer has elected to terminate the Hydrocarbon PSA, then Buyer shall be entitled to, at its option:

(i)terminate this Agreement and seek recovery of its damages up to an amount equal to 10% of the Base Purchase Price; or

(ii)other than if Buyer has the right to terminate this Agreement under Section 9.1(b) and Seller is in Willful Breach under the Hydrocarbon PSA and Hydrocarbon Buyer has elected to terminate the Hydrocarbon PSA, seek specific performance of this Agreement; provided that if Buyer’s suit for specific performance fails, with no further opportunity for appeal or Buyer makes an irrevocable election not to appeal, then at such time Buyer shall have the right to elect the recovery set forth in Section 9.2(c)(i).

9.3Return of Documentation

.  Upon termination of this Agreement, Buyer shall return to Seller all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of Tioga, the Water Gathering Company, the Tioga Company Interests, the Water Company Interests and the Water Gathering Assets, and an officer of Buyer shall certify same to Seller in writing.

9.4Confidentiality

.  The Confidentiality Agreement between Summit Midstream Partners, LP and Hess Infrastructure Partners LP dated November 12, 2018 (the “Confidentiality

Agreement”) shall terminate on the Closing Date unless this Agreement is terminated pursuant to Article IX, in which case the Confidentiality Agreement shall remain in full force and effect.

Article X
LIMITATIONS ON LIABILITY, WAIVERS AND ARBITRATION

10.1Survival of Representations, Warranties and Agreements

.  The representations and warranties of Seller and Buyer set forth in this Agreement and the right of an indemnified Person to assert any Claim for indemnification related thereto or for any other Loss pursuant to this Article X shall survive Closing for 12 months, after which applicable date and time no Claims for indemnification may be asserted, regardless of when such right arose; provided that, notwithstanding the foregoing, the representations and warranties set forth in (a) Sections 3.1, 3.2, 3.3, 3.4(a), 3.16, 4.1, 4.2, 4.3, 4.4(a), 5.1, 5.2, 5.6 and 5.7 (the “Fundamental Representations”) shall survive the Closing indefinitely, (b) the representations and warranties in Section 3.12 shall survive the Closing for two years, (c) the representations and warranties in Sections 3.13, 3.17, 4.5 and 5.8 shall survive the Closing until 60 days following the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof, and (d) each of the representations and warranties in Section 5.9 shall survive the Closing until the expiration of the survival period of the applicable representation and warranty of Seller that is the subject thereof.  The covenants and agreements (other than the covenants and agreements contained in Section 6.2) of the Parties contained in this Agreement shall survive the Closing in accordance with their terms; provided, that the covenants and agreements contained in Section 6.2 shall survive the Closing until 60 days following the expiration of the applicable statute of limitations, including any extension thereof; provided further, that the right of any Party to make a claim for breach of any covenant of a Party that is to be performed or satisfied on or prior to the Closing shall survive until the first anniversary of the Closing Date.  Seller’s indemnification obligations with respect to (i) Section 10.2(d) shall survive the Closing until 60 days following the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof, (ii) Sections 10.2(f), 10.2(g), 10.2(h) and 10.2(i) shall survive the Closing for two years and (iii) Section 10.2(e) shall survive Closing indefinitely.

10.2Indemnification of Buyer, Tioga and the Water Gathering Company by Seller

.  Subject to the limitations on recourse and recovery set forth in this Article X, from and after the Closing, Seller will indemnify, defend and hold harmless Buyer, Tioga, the Water Gathering Company and their respective Affiliates from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)the inaccuracy or breach of any representation or warranty made by Seller in Article III or in the certificate delivered by Seller pursuant to Section 7.3 (each such inaccuracy or breach, a “Company Warranty Breach”);

(b)the inaccuracy or breach of any representation or warranty made by Seller in Article IV or in the certificate delivered by Seller pursuant to Section 7.3 (each such inaccuracy or breach, a “Seller Warranty Breach”);

(c)any nonfulfillment or breach by Seller, Tioga or the Water Gathering Company of any covenant or agreement made by Seller, Tioga or the Water Gathering Company under this Agreement;

(d)any and all Seller Taxes;

(e)the Special Liabilities;

(f)all Claims asserted by any employee of Seller or its Affiliates or any other Person for illness, personal injury or death relating or attributable to the ownership or operation of the Assets prior to the Closing;

(g)any offsite waste disposal (including the disposal of any Hazardous Materials) to properties other than the Assets occurring prior to the Closing;

(h)any criminal (but not civil) liabilities, including criminal (but not civil) fines, sanctions or penalties, imposed or assessed as a result of the ownership, operation or use of the Water Gathering Assets prior to the Closing; and

(i)the Willful Misconduct of Tioga, the Water Gathering Company or any of their Affiliates with respect to operation of the Water Gathering Assets prior to Closing;

provided that solely for purposes of determining the amount of any Losses under subsections (a) and (b) above, any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded.

10.3Indemnification of Seller by Buyer

.  Subject to the limitations on recourse and recovery set forth in this Article X, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)the inaccuracy or breach of any representation or warranty made by Buyer in Article V or in the certificate delivered by Buyer pursuant to Section 8.3 (each such inaccuracy or breach, a “Buyer Warranty Breach”);

(b)any nonfulfillment or breach by Buyer of any covenant or agreement made by Buyer under this Agreement; and

(c)any and all liabilities associated with Tioga or the Water Gathering Business (except to the extent Seller as of such time has an indemnity obligation to Buyer with respect thereto);

provided that solely for purposes of determining the amount of any Losses under subsection (a) above, any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded.

10.4Limitations

.

(a)Except for a Warranty Breach with respect to a Fundamental Representation or Sections 3.13, 3.17, 4.5, or 5.8, if any Claim for indemnification by Buyer, Tioga, the Water Gathering Company and their respective Affiliates or Seller relating to any Warranty Breach that is subject to indemnification under Sections 10.2(a), 10.2(b) or 10.3(a) results in aggregate Losses that do not exceed $25,000 then such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article X.

(b)Except for a Company Warranty Breach or Seller Warranty Breach with respect to a Fundamental Representation or Sections 3.13, 3.17 or 4.5, Buyer, Tioga and the Water Gathering Company and their respective Affiliates shall be entitled to be indemnified pursuant to Sections 10.2(a) or 10.2(b) for Losses incurred for any Company Warranty Breach or Seller Warranty Breach (excluding any item or Loss below the threshold listed in Section 10.4(a)) only if and to the extent that the aggregate amount of all such Losses exceeds 1% of the Base Purchase Price, subject to the other limitations on recovery and recourse set forth in this Agreement.

(c)Except for a Company Warranty Breach or Seller Warranty Breach with respect to a Fundamental Representation or Sections 3.13, 3.17 or 4.5, Seller’s liability under Sections 10.2(a) and 10.2(b) will be limited, in the aggregate, to 15% of the sum of (i) the Base Purchase Price plus (ii) the difference between (A) the “Base Purchase Price” under the Hydrocarbon PSA minus (B) the aggregate amounts paid by Seller under Sections 10.2(a) and 10.2(b) of the Hydrocarbon PSA.  Under no circumstance will Seller’s liability for any Losses under Section 10.2 (other than liability for Losses under Section 10.2(a) for breach of the representations and warranties in Section 3.13, Section 10.2(c) for breach of the covenants and agreements in Section 6.2 or under Section 10.2(d) or Section 10.2(e)), including Losses with respect to a Fundamental Representation or Sections 3.12, 3.17 or 4.5, exceed the value of the proceeds received by Seller in the transactions contemplated by this Agreement.  Except for a Company Warranty Breach or Seller Warranty Breach with respect to a Fundamental Representation or Sections 3.13, 3.17 or 4.5, in no event shall Seller’s aggregate liability under Sections 10.2(a) and 10.2(b) and Sections 10.2(a) and 10.2(b) of the Hydrocarbon PSA exceed, in the aggregate, 15% of the sum of (x) the Base Purchase Price plus (y) the “Base Purchase Price” under the Hydrocarbon PSA.

(d)No indemnifying Person shall be liable for any Losses that are subject to indemnification under Sections 10.2 or 10.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. Central Time on the final date pursuant to Section 10.1, to assert a Claim for indemnification on the basis asserted in such written demand.  Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is brought prior to such time will survive until such matter is resolved.

(e)Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any Party be entitled to double recovery under this Agreement, and to the extent a Party is compensated for a matter through any adjustment to the Base Purchase Price or any third party recovery or insurance recovery actually received, such Party shall not have a separate right to indemnification for such matter.

10.5Claims Procedures

.

(a)Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Proceeding by a non-Affiliate third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Proceeding by a non-Affiliate third party or of facts causing any indemnified Person to believe it has a Claim for indemnification hereunder (an “Asserted Liability”), such indemnified Person shall give written notice thereof (the “Claims Notice”) to the relevant indemnifying Person as promptly as reasonably practicable under the circumstances, provided that in any event, such indemnified Person shall give the Claims Notice to the indemnifying Person no later than 20 days after becoming aware of such Asserted Liability.  So long as the Claims Notice is given within the applicable survival period set forth in Section 10.1, the failure to so notify the indemnifying Person shall not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the indemnifying Person.  The Claims Notice shall describe the Asserted Liability in reasonable detail, shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered, shall include a copy of all papers (if any) served with respect to the Claim or Proceeding and shall identify the specific basis under this Agreement for the Asserted Liability.  The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information obtained by such Person concerning any Asserted Liability.

(b)As to an Asserted Liability arising from a non-Affiliate third party action, the indemnifying Person shall be, subject to the limitations set forth in this Section 10.5, entitled to assume control of and appoint lead counsel for such defense only for so long as it conducts such defense with reasonable diligence.  The indemnifying Person shall keep the indemnified Persons advised of the status of such non-Affiliate third party action and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the indemnified Persons with respect thereto.  If the indemnifying Person assumes the control of the defense of any non-Affiliate third party action in accordance with the provisions of this Section 10.5, the indemnified Person shall be entitled to participate in the defense of any such non-Affiliate third party action and any applicable settlement thereof and to employ, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person shall continue to control such defense or such settlement; provided that notwithstanding the foregoing, the indemnifying Person shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the indemnified Persons if (x) the indemnified Person’s outside counsel shall have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel shall have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person.  Notwithstanding the foregoing, the indemnifying Person shall obtain the prior written consent of the indemnified Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement requires an admission of guilt or wrongdoing on the party of the indemnified Person, subjects the indemnified Person to criminal liability or does not unconditionally release the indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the indemnified Person.  If the indemnifying Person does not elect to assume control of the defense of such non-Affiliate third party action, then the indemnified Person shall have the right to defend against such non-Affiliate third party action at the sole cost and expense of the indemnifying Person, with counsel of the indemnifying Person’s choosing (subject to the right of the indemnifying Person to elect to control the defense of such non-Affiliate third party action at any time prior to settlement or final determination thereof).  Any settlement of such non-Affiliate third party action by the indemnified Person shall require the consent of the indemnifying Person (which shall not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

(c)Each Party shall cooperate in the defense or prosecution of any Asserted Liability arising from a non-Affiliate third party action and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

10.6Waiver of Other Representations

.

(a)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, ABSENT ACTUAL (BUT NOT CONSTRUCTIVE) FRAUD, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER, TIOGA NOR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE TIOGA COMPANY INTERESTS, THE WATER COMPANY INTERESTS, THE WATER GATHERING ASSETS, TIOGA OR THE WATER GATHERING COMPANY, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV.

(b)EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV, ABSENT ACTUAL (BUT NOT CONSTRUCTIVE) FRAUD, SELLER’S TIOGA COMPANY INTERESTS AND WATER COMPANY INTERESTS ARE BEING TRANSFERRED THROUGH THE SALE OF THE TIOGA COMPANY INTERESTS AND THE WATER COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER, TIOGA AND THEIR AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF TIOGA, THE WATER GATHERING COMPANY AND THE WATER GATHERING ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF TIOGA, THE WATER GATHERING COMPANY AND THE WATER GATHERING ASSETS.

10.7Waiver of Remedies

.

(a)Other than for instances of actual fraud or under the other Transaction Documents and, without limiting the generality of the following with respect to the liability of Seller, excluding any Claims between Tioga and the Water Gathering Company, the Parties hereby agree that from and after Closing no Party shall have any liability, and no Party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, except for a claim for indemnification pursuant to Article X, and, in the case of Section 6.15, the exercise of the right to enforce specific performance specified in Section 11.12.

(b)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN THE CASE OF ACTUAL FRAUD, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO TIOGA OR THE WATER GATHERING COMPANY, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, ANY AMOUNTS PAYABLE TO NON-AFFILIATE THIRD PARTIES PURSUANT TO A CLAIM BY A NON-AFFILIATE THIRD PARTY SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

10.8Access to Information and Assets; Transition of Operations

.

(a)Until the earlier of the Closing or the termination of this Agreement, at all reasonable times, Seller will (and will cause Tioga and the Water Gathering Company to), to the fullest extent permissible under applicable Laws and Contracts of Tioga and the Water Gathering Company, make available to Buyer and Buyer’s authorized Representatives (i) for examination as Buyer may reasonably request, the Water Gathering Assets, including all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the Water Gathering Business or the Water Gathering Assets (other than any income Tax records of Seller) in Seller’s or Seller’s Affiliates’ possession or the possession of Tioga or the Water Gathering Company (the “Records”) and the Assets and (ii) access to the relevant employees of and data held by the Summit Companies as is necessary for Buyer to fully transition operation of the Water Gathering Business (including its operation independent of the services and assets covered by the Operations Services) from Seller to Buyer by the Closing Date; provided, that Buyer shall not unreasonably interfere with the day‑to‑day operations of the business of Tioga or the Water Gathering Company and shall provide written notice to Seller at least two Business Days prior to any site visit on the Water Gathering Assets by Buyer or Buyer’s authorized Representatives. Buyer’s examination shall not include any invasive sampling or testing or analysis without the prior written consent of Seller, which consent can be withheld in Seller’s sole discretion.  All such examinations conducted by Buyer or any

Representative of Buyer shall be conducted at Buyer’s sole cost, risk and expense.  Upon completion of Buyer’s examination, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) repair all damage done to the Water Gathering Assets in connection with Buyer’s and/or any of Buyer’s Representatives’ examinations, (ii) restore the Water Gathering Assets to the approximate same condition as, or better condition than, they were prior to commencement of any such examinations and (iii) remove all equipment, tools and other property brought onto the Water Gathering Assets in connection with such examinations. Any disturbance to the Water Gathering Assets resulting from such examinations will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(b)After the Closing Date, Tioga, the Water Gathering Company, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Water Gathering Company to grant to Seller (or its designee), access at all reasonable times to the Records, and shall afford such party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims regarding Taxes with respect to Tioga and the Water Gathering Company.  Buyer shall maintain, and shall cause Tioga or the Water Gathering Company to maintain, the Records until the fifth anniversary of the Closing Date.

(c)Buyer and its Representatives shall abide by Seller’s, Tioga’s, the Water Gathering Company’s and any non-Party operator’s safety rules provided to Buyer while conducting its evaluation of the Water Gathering Assets in accordance with this Section 10.8, including any environmental or other inspection of the Water Gathering Assets.  Except for any matters discovered by Buyer or its Representatives which, if known or discovered prior to the date hereof would have been required to have been listed on Schedule 3.12 or another Schedule to this Agreement, Buyer hereby defends, indemnifies and holds harmless the Seller Group from and against any and all Claims arising out of, resulting from or relating to any field visit, environmental assessment or other activity conducted by Buyer or any of its Representatives with respect to the Water Gathering Assets.  Such indemnity obligation shall apply even if such Claims arise out of, result from or relate to the sole, joint or concurrent negligence, strict liability or other fault of any member of the Seller Group or its Representatives, but excluding in each case, Claims arising out of, resulting from or relating to the gross negligence or willful misconduct of any member of the Seller Group or its Representatives.

10.9Dispute Resolution and Arbitration

.

(a)Except with respect to the establishment of the Purchase Price as set forth in Section 2.6, in the event of any dispute, controversy or Claim among the Parties, or any of them, arising out of or relating to this Agreement, or the breach or invalidity thereof (including the enforcement of the process required by Section 2.6) (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through consultations between senior management of the Parties.  The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner.  The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

(b)If such consultations do not result in a resolution of the Dispute within 30 Business Days after written notice by a Party to the other Parties describing the Dispute and requesting resolution, then the Dispute may be submitted by any Party to binding arbitration pursuant to the terms of Section 10.10, irrespective of the magnitude thereof, the amount in dispute or whether such Dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal, by giving written notice thereof to the other Parties; provided, however, that in no event shall a Party have the right to submit the Dispute to arbitration if the institution of legal or equitable proceedings based on such Dispute would be barred by any applicable statute of limitations or Section 10.1.

(c)Any Dispute shall be resolved exclusively and finally by binding arbitration in accordance with the provisions of Section 10.10.

10.10Arbitration Procedures

.

(a)Any Party electing to initiate arbitration of a Dispute shall designate its nomination for an arbitrator in its notice to the other Party electing to submit the Dispute to arbitration.  Each Party receiving such notice shall, within ten Business Days thereafter, by return written notice to all Parties, state whether it will accept such nomination, or decline to accept it and designate its nomination for an arbitrator.  One arbitrator shall control the proceedings if such nomination of an arbitrator is accepted by all Parties or if the receiving Party fails to nominate an arbitrator within the required ten Business Day period.  If the receiving Party timely nominates an arbitrator, the arbitral tribunal shall consist of three arbitrators, with one arbitrator being selected by Seller and one arbitrator being selected by Buyer, within five Business Days after the expiration of the ten-Business Day period reference above, and the two selected arbitrators choosing a third arbitrator, which third arbitrator must be a Person with the requisite knowledge and experience to make a fair and informed determination with respect to the matter in dispute, which Person shall not be an Affiliate of any Party, nor an employee, director, officer, shareholder, owner, partner, agent or a contractor of any Party or of any Affiliate of any Party, either presently or at any time during the previous two years.  In the event the arbitrators fail to appoint the third arbitrator within 30 days (or such longer time period as agreed to by the Parties) after they have accepted their appointment, the third arbitrator (meeting the qualifications specified in the preceding sentence) shall be appointed by the Houston office of the American Arbitration Association within ten Business Days after the expiration of such 30-day period.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United Stated Code).  If there is an inconsistency between Section 10.10 and the Commercial Arbitration Rules (the “Rules”) or the Federal Arbitration Act, the provisions of this Section 10.10 shall prevail.

(b)Within ten Business Days after the selection of the arbitrator(s), each Party shall submit to the arbitrator(s) such Party’s position with respect to the Dispute, which such position statement shall not conflict with the terms and conditions of this Agreement, together with supporting data, if any.  Within 30 days after the position statements are submitted, the arbitrator(s) shall hold a hearing during which the Parties may present evidence in support of their respective proposals.  The arbitrator(s) may also order discovery pursuant to the Rules.  The arbitrator(s) (by majority rule if there are three arbitrators) will determine the outcome of the Dispute.  The cost of the arbitration shall be split between the Parties equally and each Party shall pay for one‑half of the costs.

(c)The place of arbitration shall be Houston, Texas, unless in any particular case the Parties agree upon a different venue.

(d)The arbitrator(s) shall have no right or authority to grant or award Non-Reimbursable Damages, except as permitted by Section 10.7(b).

(e)Any decision of the arbitrator(s) pursuant to this Section 10.10 shall be final and binding upon the Parties and shall be reached within 90 days after proposals for resolution of the Dispute have been submitted (or such longer time period as agreed to by the Parties).  The Parties agree that the arbitral award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having competent jurisdiction thereof.  The Parties expressly submit to the jurisdiction of any such court.  The Parties hereby waive, to the extent permitted by Law, any rights to appeal or to review of such award by any court or tribunal.

(f)When any Dispute occurs and is the subject of consultations or arbitration, the Parties shall continue to make payments of undisputed amounts in accordance with this Agreement, and the Parties shall otherwise continue to exercise their rights and fulfill their respective obligations under this Agreement.

(g)Consolidation of Arbitration.  To the extent that any arbitration is commenced pursuant to this Agreement and the Dispute alleged in such arbitration proceeding relates to any matters that would be covered by the guarantee delivered by Summit Midstream Partners, LP in favor of Buyer as of the Execution Date, the Parties agree that any arbitration proceeding commenced pursuant to such guarantee shall be consolidated with such arbitration proceeding commenced pursuant to this Agreement into a single proceeding before the arbitrator(s) appointed in accordance with this Section 10.10. This Section 10.10(g) is expressly intended to afford the arbitrator(s) under such guarantee and/or this Agreement greater flexibility and discretion to consolidate related arbitration claims and proceedings as it deems appropriate, so that related claims and proceedings may be combined within a single proceeding, than is otherwise afforded under the Rules.

10.11Losses

.  The Losses giving rise to any indemnification obligation hereunder shall be limited to the Losses suffered by the indemnified Persons.  The amount of any Losses for which any of Buyer, Tioga, the Water Gathering Company or any of their respective Affiliates is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by such indemnified Person from any of the insurance policies listed on Schedule 3.22.

10.12Tax Treatment

.  To the extent permitted by applicable Law, Buyer and Seller agree to report each indemnification payment made under this Article X in respect of a Loss as an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes.

10.13Express Negligence

.  THE PARTIES INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE X (AND ELSEWHERE IN THIS AGREEMENT) BE CONSTRUED AND APPLIED AS WRITTEN IN THIS AGREEMENT, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY.  WITHOUT LIMITING THE FOREGOING, SUCH INDEMNITIES WILL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, EXCLUDING ANY PARTY’S OR ANY OF ITS AFFILIATES’ GROSS NEGLIGENCE.  IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE X (AND ELSEWHERE IN THIS AGREEMENT) WILL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING ANY PARTY’S OR ANY OF ITS AFFILIATES’ GROSS NEGLIGENCE.  THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

Article XI
MISCELLANEOUS

11.1Notices

.

(a)Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic e-mail delivery (including delivery of a document in Portable Document Format) (provided that for notices sent by e-mail that confirmation of receipt of such e-mail is requested and received, excluding automatic-read receipts, and which confirmation shall be provided reasonably promptly following receipt), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

Meadowlark Midstream Company, LLC
5910 N. Central Expressway, Suite 350
Dallas, TX 75206
Attn: Brock Degeyter
E-mail:  bdegeyter@summitmidstream.com

If to Tioga or to the Water Gathering Company prior to Closing, to:

Tioga Midstream, LLC
5910 N. Central Expressway, Suite 350
Dallas, TX 75206
Attn: Brock Degeyter
E-mail:  bdegeyter@summitmidstream.com

If to Buyer (or to Tioga or the Water Gathering Company from and after the Closing), to:

Hess Infrastructure Partners LP
1501 McKinney Street
Houston, TX 77010
Attn: Michael Frailey
E-mail: michael.frailey@hess.com

with a copy (which shall not constitute notice) to:

Hess Infrastructure Partners LP
1501 McKinney Street
Houston, TX 77010
Attn: J. Chad Newton
E-mail: cnewton@hess.com

or at such other address as a Party may designate by written notice to the other Parties in the manner provided in this Section 11.1.

(b)Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt if such date is a Business Day and if received before 5:00 P.M. Central Time, or the next succeeding Business Day if received after 5:00 P.M. Central Time on any Business Day or during a non-Business Day.  Notice given by electronic transmission pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day.

11.2Entire Agreement

.  This Agreement, the Exhibits and Schedules hereto, together with the Hydrocarbon PSA, the Confidentiality Agreement and the Transaction Documents, supersede all prior discussions, understanding, negotiations and agreements, whether oral or written, between the Parties and/or their respective Affiliates with respect to the subject matter hereof and thereof and collectively contain the sole and entire agreement between the Parties and their respective Affiliates hereto with respect to the subject matter hereof and thereof.

11.3Expenses

.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby (including any legal fees and other costs incurred in connection with a dispute conducted under Section 2.6(b)); provided, however, that each of Seller, on the one hand, and Buyer and Hydrocarbon Buyer, on the other hand, shall pay one-half of any out-of-pocket costs or expenses incurred by Seller or its Affiliates to unaffiliated third parties (other than employees of Seller or its Affiliates) in connection with the Reorganization Transactions; provided, further, that notwithstanding the foregoing Buyer, Hydrocarbon Buyer and/or their Affiliates shall not be required to pay more than $50,000 (in the aggregate under this Agreement and the Hydrocarbon

PSA) with respect to the legal fees of Seller and/or its Affiliates related to the Reorganization Transactions contemplated under this Agreement or the Hydrocarbon PSA.

11.4Disclosure

. Tioga and Seller may, at their option, include in the Schedules items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

11.5Waiver

.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

11.6Amendment

.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Parties.

11.7No Third Party Beneficiary

.  Except for the provisions of Article X, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person. Only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related indemnified parties under this Agreement (but shall not be obligated to do so).

11.8Assignment; Binding Effect

.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law.  Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9Invalid Provisions

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.10Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.11Governing Law; Enforcement, Jury Trial Waiver

.  THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW.  THE LAWS OF THE STATE OF TEXAS SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF.  WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE ENFORCEMENT OF THE AGREEMENT TO ARBITRATE IN SECTIONS 10.9 AND 10.10 AND ANY ARBITRATION AWARD, BUT WITHOUT PREJUDICE TO THE TERMS OF SECTIONS 10.9 AND 10.10, EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

11.12Specific Performance

.  Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, in addition to any remedy at law for damages or other relief, may (at any time prior to the earlier of valid termination of this Agreement pursuant to Article IX and Closing or with respect to Section 6.15, after Closing) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, and the breaching Party hereby waives any requirements for the posting of any bond or other security or the proof of actual damages in connection with such action.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

Meadowlark Midstream Company, LLC

/s/ Leonard Mallett

By:
Name:Leonard Mallett

President, Chief Executive Officer and Chief Operations Officer

Title:President, Chief Executive Officer and Chief Operations Officer

Tioga Midstream, LLC

/s/ Leonard Mallett

By:
Name:Leonard Mallett

Title:	President, Chief Executive Officer and Chief Operations Officer

SIGNATURE PAGE
PURCHASE AND SALE AGREEMENT

Hess Infrastructure Partners LP

By: Hess Infrastructure Partners GP LLC,

       its general partner

/s/ John Gatling

By:
Name:John Gatling
Title:Chief Operating Officer

SIGNATURE PAGE
PURCHASE AND SALE AGREEMENT

Solely for purposes of Section 10.4(c):

Hess North Dakota Pipelines LLC

/s/ John Gatling

By:
Name:John Gatling
Title:Vice President

SIGNATURE PAGE
PURCHASE AND SALE AGREEMENT

EXHIBIT A
COMPANY ASSIGNMENT AGREEMENT

Attached.

EXHIBIT B
WATER GATHERING SYSTEM

Attached.

SCHEDULE 1.1-CP

DETERMINATION OF CONTINGENCY PAYMENTS FOR WATER GATHERING ASSETS

1.Definitions.  Capitalized terms used but not defined in this Schedule 1.1-CP shall have the meanings given to them in the Purchase and Sale Agreement to which this Schedule is attached (the “Purchase Agreement”).  In addition, the following terms as used herein shall have the following meanings:

“Barrel” means forty-two (42) Gallons.

“Future Well” means any new wells drilled, completed and turned in line for sales within lands described and depicted on Attachment I to this Schedule 1.1-CP by Hess Corporation or any of its Affiliates, during the period beginning January 1, 2019 and ending on December 31, 2023.

“Gallon” means a United States gallon of 231 cubic inches of liquid at sixty degrees (60o) Fahrenheit and at the equilibrium pressure of the liquid.

“Sale of the Water Gathering Company Transaction” means (a) a sale of all or substantially all of the assets of the Water Gathering Company to a Person that is not an Affiliate of Hess Corp. or (b) any other transaction (including a stock sale, merger, consolidation, recapitalization or other transaction) after which the Water Gathering Company is no longer an Affiliate of Hess Corp.

“Water Contingency Payment Amount” means, with respect to each Water Contingency Payment Period:

(a)subject to clause (b) of this definition, the product of (A) the aggregate volume of produced water (in Barrels) produced by each Future Well (as measured by the meter at the applicable well pad) during the Water Contingency Payment Period multiplied by (B) a gathering rate equal to $0.45 per Barrel.

(b)Notwithstanding clause (a) above, the aggregate Water Contingency Payment Amounts payable pursuant to this Schedule shall not exceed the Water Maximum Contingency Payment, and if the aggregate Water Contingency Payment Amounts paid hereunder equals the Water Maximum Contingency Payment, no further Water Contingency Payment Amount shall be payable hereunder.

“Water Contingency Payment Period” means each of the following: (a) the 12-month period beginning January 1, 2019 and ending on December 31, 2019; (b) the 12-month period beginning January 1, 2020 and ending on December 31, 2020; (c) the 12-month period beginning January 1, 2021 and ending on December 31, 2021; (d) the 12-month period beginning January 1, 2022 and ending on December 31, 2022; and (e) the 12-month period beginning January 1, 2023 and ending on December 31, 2023.

“Water Maximum Contingency Payment” means $3,180,000.

2.Payment of Water Contingency Payment Amounts.  Except to the extent that a Dispute relating to any Water Contingency Payment Amount has not been resolved prior thereto, on or before April 1 of the calendar year immediately succeeding each Water Contingency Payment Period, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller prior to such date, the Water Contingency Payment Amount attributable to such Water Contingency Payment Period (not to exceed an aggregate amount payable hereunder equal to the Water Maximum Contingency Payment).

3.Water Contingency Payment Notice. As promptly as practicable after the end of each Water Contingency Payment Period (until Buyer has paid the Water Maximum Contingency Payment hereunder), Buyer shall issue to Seller a certificate setting forth in reasonable detail Buyer’s calculations of the Water Contingency Payment Amount for such Water Contingency Payment Period, together with reasonable supporting documentation (a “Water Contingency Payment Notice”).

4.Water Contingency Payment Objection Notice.  During the period beginning on Seller’s receipt of the Water Contingency Payment Notice and ending 60 days after Seller’s receipt of the Water Contingency Payment Notice, Buyer shall provide Seller and its representatives reasonable access to information reasonably requested by Seller in connection with Buyer’s preparation of the Water Contingency Payment Notice.  If Seller disagrees with Buyer’s calculation of the Water Contingency Payment Amount as set forth in any Water Contingency Payment Notice, Seller may, within 60 days after its receipt of the Water Contingency Payment Notice, issue to Buyer a certificate setting forth in reasonable detail its calculations of the Water Contingency Payment Amount for such Water Contingency Payment Period, together with reasonable supporting documentation (an “Water Contingency Payment Objection Notice”).  The Water Contingency Payment Objection Notice shall specify those items or amounts with respect to Buyer’s calculations of the Water Contingency Payment Amount as to which Seller disagrees and shall describe in reasonable detail the basis for its disagreement with Buyer’s calculations of such items or amounts.  Seller shall be deemed to have agreed to all items and amounts contained in the Water Contingency Payment Notice that Seller does not address in its Water Contingency Payment Objection Notice.  If Seller fails to deliver a Water Contingency Payment Objection Notice within such 60-day period, Buyer’s calculations in the Water Contingency Payment Notice shall be final and binding.  If a Water Contingency Payment Objection Notice is timely delivered by Seller, such dispute shall be a Dispute governed by Section 10.9 of the Purchase Agreement.  Promptly following the resolution of the Dispute relating to such Water Contingency Payment Notice pursuant to agreement or arbitration under Section 10.9 of the Purchase Agreement, Buyer shall promptly deliver to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller prior to such date, any Water Contingency Payment Amount determined to be owing for such Water Contingency Payment Period.

5.Sale of the Water Gathering Company Transaction.  The Parties agree that no Sale of the Water Gathering Company Transaction shall relieve Buyer of any of its obligations under this Schedule 1.1-CP.

ATTACHMENT I

[See attached.]